Exhibit 2.1

EXECUTION VERSION
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
McKINLEY 2014 ACQUISITION LLC (as Buyer) and
THOMAS & BETTS CORPORATION
and
THOMAS & BETTS INTERNATIONAL, LLC (as Sellers) JUNE 26, 2014

Page
Article I Purchase of Assets 1
1.1 Purchase and Sale of Assets; Assumption of Liabilities 1
1.2 Excluded Liabilities 2
1.3 Purchase Price 3
1.4 The Closing 3
1.5 Purchase Price Adjustment 4
1.6 Allocation of Purchase Price 6
1.7 Consents to Assignment 6
1.8 Payment of Certain Monies 7
1.9 Further Assurances 7
Article II Representations and Warranties of Sellers 8
2.1 Organization, Qualification and Power 8
2.2 Authority 8
2.3 Noncontravention 9
2.4 Financial Statements 9
2.5 Absence of Certain Changes 10
2.6 Title to and Sufficiency of Assets 10
2.7 Tax Matters 10
2.8 Tangible Personal Property 11
2.9 Transferred Real Property 11
2.10 Leases 13
2.11 Intellectual Property 13
2.12 Contracts 16
2.13 Government Contracts 19
2.14 Litigation 20
2.15 Employment Matters 21
2.16 Employee Benefits 22
2.17 Environmental Matters 23
2.18 Legal Compliance 25
2.19 Permits 26
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(continued)
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2.20 Customers and Suppliers 26
2.21 Credit Support Instruments 26
2.22 Product Liability and Warranty 26
2.23 Conflict Minerals 27
2.24 Insurance 27
2.25 Solvency 27
2.26 Affiliated Transactions 27
2.27 Brokers’ Fees 27
2.28 Non-Reliance 28
Article III Representations and Warranties of Buyer 28
3.1 Organization 28
3.2 Authority 28
3.3 Noncontravention 28
3.4 Litigation 29
3.5 Financing 29
3.6 Solvency 29
3.7 Due Diligence by Buyer 30
Article IV Pre-Closing Covenants 31
4.1 Closing Efforts; Hart-Scott-Rodino Act 31
4.2 Operation of Business 33
4.3 Access 35
4.4 Replacement of Credit Support 36
4.5 Transfer of Permits 36
4.6 Novation of Government Contracts 37
4.7 Transition Services Agreement 38
4.8 Notification of Certain Matters 38
4.9 Environmental Insurance Policy 38
4.10 Data Room 39
4.11 Title Certificates 39
4.12 Certain Rights and Obligations 39
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(continued)
Page
Article V Conditions Precedent to Closing 39
5.1 Conditions to Obligations of Buyer 39
5.2 Conditions to Obligations of Sellers 40
5.3 Deemed Waiver 41
5.4 Frustration of Closing Conditions 41
Article VI Indemnification 41
6.1 Indemnification by Seller 1 41
6.2 Indemnification by Buyer 42
6.3 Claims for Indemnification 42
6.4 Survival 43
6.5 Limitations 44
6.6 Materiality Qualifications 47
6.7 Treatment of Indemnification Payments 47
6.8 Manner of Payment 47
6.9 Special Indemnification Matter and Pre-Closing Environmental Liabilities 47
6.10 Acknowledgement of Agency 47
Article VII Tax Matters 48
7.1 Payment of Transfer Taxes 48
7.2 Allocation of Property Taxes 48
7.3 Refunds 48
7.4 Cooperation on Tax Matters; Tax Audits 48
7.5 Scope of Article VII 49
Article VIII Termination 49
8.1 Termination of Agreement 49
8.2 Effect of Termination 50
Article IX Employee Matters 51
9.1 Offer of Employment; Continuation of Employment 51
9.2 Continued Benefits 51
9.3 Compensation; Employee Benefits; Plans 52
9.4 Eligibility 53
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(continued)
Page
9.5 Accrued Sick or Vacation Time 53
9.6 Flexible Account Plan 53
9.7 Defined Contribution Plan 54
9.8 Employees Subject to Collective Bargaining 54
9.9 Employment-Related Liabilities 54
9.10 Workers Compensation 55
9.11 U.S. WARN Act 55
9.12 U.S. COBRA 55
9.13 Multiemployer Plan 55
9.14 No Third-Party Beneficiary Rights 56
Article X Other Post-Closing Covenants 57
10.1 Claims Against Directors, Managers, Officers and Employees 57
10.2 Payment of Certain Monies 57
10.3 Right to Assert or Waive Privilege 57
10.4 Use of Names 58
10.5 Post-Closing Access and Cooperation 59
10.6 Non-Competition and Non-Solicitation 59
10.7 Confidentiality 61
Article XI Definitions 61
11.1 Certain Definitions 61
11.2 Certain Additional Definitions 79
Article XII Miscellaneous 80
12.1 Press Releases and Announcements 80
12.2 No Third Party Beneficiaries 80
12.3 Entire Agreement 81
12.4 Succession and Assignment 81
12.5 Notices 81
12.6 Amendments and Waivers 82
12.7 Severability 82
12.8 Expenses 83
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(continued)
Page
12.9 Specific Performance 83
12.10 Governing Law 83
12.11 Submission to Jurisdiction 83
12.12 Bulk Transfer Laws 84
12.13 Construction 84
12.14 No Solicitation; Acquisition Proposals 85
12.15 Waiver of Jury Trial 85
12.16 Incorporation of Exhibits and Schedules 85
12.17 Further Representations 85
12.18 Counterparts and Facsimile Signature 85
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Disclosure Schedule
Schedules:
Schedule 1.2 Excluded Liability E Schedule 1.5 Accounting Principles
Schedule 5.1(h) Designated Contract Consents Schedule 6.1A Special Indemnification Matter Schedule 6.1B Pre-Closing Environmental Liabilities Schedule 9.3(d) Certain Matters Schedule 11.1 Certain Definitions
Exhibits:
Exhibit A – Form of Assignment and Assumption Agreement Exhibit B – Forms of Intellectual Property Assignment Agreements Exhibit C – Form of Bill of Sale Exhibit D – Form of Deed Exhibit E – Form of Transition Services Agreement Exhibit F – Form of Schedule A to Transition Services Agreement Exhibit G – Form of Environmental Insurance Policy
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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 26, 2014 by and between McKinley 2014 Acquisition LLC, a Delaware limited liability company (“Buyer”), as buyer, and Thomas & Betts Corporation, a Tennessee corporation (“Seller 1”), and Thomas & Betts International, LLC, a Delaware limited liability company
(“Seller 2”), as sellers. Seller 1 and Seller 2 are referred to herein each individually as a “Seller” and are collectively referred to herein as “Sellers.” Sellers and Buyer are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”
INTRODUCTION
1. Seller 1 is engaged in, among other businesses, the business of designing, manufacturing, marketing, selling and distributing under the “MEYER” trademark engineered steel structures used in electricity transmission and distribution (the “Business”). Sellers are the owners of the Designated Intellectual Property.
2. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Acquired Assets, and Buyer desires to assume the Assumed Liabilities upon the terms and subject to the conditions set forth herein.
3. Each capitalized term used in this Agreement has the meaning ascribed to it in Article XI.
In consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
PURCHASE OF ASSETS
1.1 Purchase and Sale of Assets; Assumption of Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing:
(a) Each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall, in reliance on the representations, warranties, covenants and agreements of Sellers contained herein, purchase and acquire from each Seller, all of each Sellers’ respective right, title and interest in, to and under the Acquired Assets owned by such Seller, other than the Designated Intellectual Property, free and clear of all Security Interests other than Permitted Liens. Each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall, in reliance on the representations, warranties, covenants and agreements of Sellers contained herein, purchase and acquire from each Seller, all of such Seller’s respective right, title and interest in, to and under the Designated Intellectual Property owned by or licensed to such Seller under a Contract that is an Acquired Asset, free and clear of all Security Interests other than as

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provided in the related Contract. The Excluded Assets are expressly not included in the Acquired Assets.

(b)	Subject to Seller 1’s indemnification obligations pursuant to Article VI,

Buyer shall accept, assume and agree to pay, perform and discharge when due the Assumed Liabilities.
1.2 Excluded Liabilities. Notwithstanding the provisions of Section 1.1(b) or any other provision in this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, Buyer shall not accept, assume or agree to pay, perform or discharge any liability or obligation of any kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to pay, perform and discharge in due course all Excluded Liabilities arising from the Business. Without limiting the generality of the foregoing, the Excluded Liabilities shall include all liabilities and obligations:

(a)	relating exclusively to the Excluded Assets;
(b)	of Sellers under this Agreement and the Ancillary Agreements,
(c)	retained by Sellers pursuant to Article IX;
(d)	for Taxes of Sellers and for Taxes for periods ending on or prior to the

Closing Date arising out of the Sellers’ ownership, use or operation of the Business or any of the
Acquired Assets, including such Taxes (whether U.S. federal, state, local or foreign) incurred in respect of or measured by (1) the sales of goods or services by each Seller, (2) the wages or other compensation paid by each Seller to its employees, (3) the value of each Seller’s property (personal as well as real property), (4) the income of each Seller earned or realized on or prior to the Closing Date, (5) any gain and income from the sale of the Acquired Assets, and (6) that are the responsibility of Sellers pursuant to Sections 7.1 and 7.2, but not including, in each case, any Taxes arising as a result of any action outside the ordinary course of business taken by Buyer or any of its Affiliates after the Closing on the Closing Date and not including any Taxes that are the responsibility of Buyer pursuant to Sections 7.1 and 7.2;
(e) for (1) Environmental Liabilities of Sellers arising out of or relating to the Excluded Assets or any properties previously owned, leased or operated by Sellers or the Business (not including the Transferred Real Property or Transferred Leased Property), (2) any contractual indemnity obligations of Sellers (not including obligations under the Transferred Permits, the Craneway Lease or this Agreement) relating to requirements of Environmental Law or Environmental Liabilities that Sellers have undertaken in connection with the Business or the Transferred Real Property or Transferred Leased Property and (3) any criminal liability of Sellers under Environmental Law;
(f) relating to or arising out of any claim for injury to and/or death of persons and/or damage to and/or destruction of property arising from the use and/or condition of any product or good manufactured and sold prior to the Closing Date, whether the claim is based on negligence, strict liability, breach of warranty, product liability and/or any other legal theory and

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whether or not listed on Section 2.14 of the Disclosure Schedule, including any such claims relating to or arising from Excluded Liability A;
(g) relating to or arising out of Excluded Liability A; (h) relating to or arising out of Excluded Liability B; (i) relating to or arising out of Excluded Liability C; (j) relating to or arising out of Excluded Liability D; and (k) relating to or arising out of Excluded Liability E.
1.3 Purchase Price. In consideration for the sale and transfer of the Acquired Assets, Buyer shall pay to Sellers the Adjusted Purchase Price and assume the Assumed Liabilities as provided in Section 1.1(b).
1.4 The Closing.
(a) Time and Location. The Closing shall take place at the offices of Jones Day at 222 East 41st Street, New York, New York (or remotely by electronic exchange of documents and signatures), commencing at 10:00 a.m., Central Time, on the Closing Date and shall be effective as of 12:01 a.m., Central Time, on the Closing Date.

(b)	Actions at the Closing. At the Closing:

(1) each Seller and Buyer shall execute and deliver to each other an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A;
(2) each Seller and Buyer shall execute and deliver to each other an Assignment of Patent Rights, a Trademark Assignment and an Assignment of Domain Names, as applicable, in substantially the forms attached hereto as Exhibit B;

(3)	Seller 2 shall deliver to Buyer a true and correct copy of a

Trademark Assignment, substantially in the form attached hereto as Exhibit B, duly executed by Seller 2 and ABB Asea Brown Boveri Ltd, pursuant to which ABB Asea Brown Boveri Ltd transferred specified Business trademarks to Seller 2 prior to the Closing Date;
(4) Seller 1 and Buyer shall execute and deliver to each other a Bill of Sale in substantially the form attached hereto as Exhibit C;
(5) Seller 1 shall execute and deliver to Buyer (A) a deed for each parcel of Transferred Real Property in substantially the form attached hereto as Exhibit D, and (B) an affidavit sufficient for the title insurance company referenced in Section 5.1(j) to provide
“gap coverage” under each owner policy of title insurance to be issued to Buyer;

(6)	Seller 1 shall execute and deliver a FIRPTA Certification in form reasonably acceptable to Seller 1 and Buyer;
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(7)	Seller 1 and Buyer shall execute and deliver the Transition

Services Agreement in substantially the form attached hereto as Exhibit E, as modified pursuant to Section 4.7 (the “Transition Services Agreement”);

(8)	Seller 1 shall execute and deliver to Buyer the Sellers’ Certificate;
(9)	Buyer shall execute and deliver to Seller 1 the Buyer’s Certificate;

(10) Buyer shall pay the cost of the owner policies of title insurance referenced in Section 5.1(j) and the premium for the Environmental Insurance Policy;
(11) Buyer shall pay to Seller 1 (on behalf of Sellers) the Estimated Purchase Price as calculated according to Section 1.5(a) in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Seller 1 to Buyer at least two Business Days before the Closing Date; and

(12)	the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.5 Purchase Price Adjustment. The Estimated Purchase Price and the Adjusted Purchase Price shall be determined as follows:
(a) At least two Business Days before the Closing, Seller 1 will deliver to Buyer a statement calculating the Estimated Net Working Capital. The Estimated Net Working Capital will be used to calculate the Estimated Purchase Price.
(b) Within 60 days after the Closing Date, Buyer shall prepare and deliver the Closing Statement to Seller 1. The Closing Statement shall be prepared on a basis consistent with the accounting principles, practices, policies and methods expressly set forth on Schedule 1.5 and, to the extent not specifically detailed on Schedule 1.5, the accounting principles, practices, policies and procedures required or permitted by GAAP and applied in preparing the 2013 Baseline Financial Statements underlying the 2013 Audited Financial Statements. At the request of Seller 1, Buyer shall deliver to Seller 1 or its advisors the work papers used by Buyer to prepare the Closing Statement.

(c)	Seller 1 shall deliver to Buyer, within 45 days after Buyer’s delivery of the

Closing Statement to Seller 1, either a notice indicating that Seller 1 accepts the Closing
Statement or a statement describing Seller 1’s objections to the Closing Statement, which statement of objections shall describe in reasonable detail the nature and amount of Seller 1’s objections. If Seller 1 does not object to the Closing Statement delivered by Buyer, the Closing Statement delivered by Buyer shall be final and binding on the Parties.
(d) If Seller 1 objects to the Closing Statement and any such objections are not resolved by Seller 1 and Buyer within 45 days after Seller 1’s delivery to Buyer of Seller 1’s objection statement pursuant to Section 1.5(c), Buyer and Seller 1 shall promptly (1) jointly prepare and sign a statement setting forth (A) those objections (if any) that Buyer and Seller 1 have resolved and the resolution of such objections and (B) those objections that remain unresolved and (2) engage the Neutral Accountant to resolve such unresolved objections,

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including entering into a customary engagement letter with the Neutral Accountant in which the scope of the Neutral Accountant’s engagement is specified in reasonable detail that is consistent with this Agreement. Buyer shall deliver promptly to the Neutral Accountant the work papers used by Buyer to prepare the Closing Statement and to determine the basis of any unresolved objection by Buyer described in the preceding sentence, and Seller 1 shall deliver promptly to the Neutral Accountant the work papers used by Seller 1 to prepare the objection statement described in Section 1.5(c) and to determine the basis of any unresolved objection by Seller 1 described in the preceding sentence. Each of Buyer and Seller 1 shall provide to the Neutral Accountant any information of such Party that the Neutral Accountant reasonably requests for purposes of resolving such unresolved objections. Buyer and Seller 1 shall instruct the Neutral Accountant that (x) the scope of its review and authority shall be limited to resolving such unresolved objections based solely on the provisions of this Agreement and on written submissions and presentations by Buyer and Seller 1 (or their respective Representatives) provided to Neutral Accountant in accordance herewith, and not on independent review by the Neutral Accountant, (y) the Neutral Accountant’s resolution of each unresolved objection shall be within the range for such unresolved objection defined by the amount of such item proposed by Buyer in its Closing Statement delivered pursuant to Section 1.5(b) and the amount of such item proposed by Seller 1 in Sellers’ statement of objections delivered pursuant to Section 1.5(c) and (z) the Neutral Accountant shall issue, within 60 days of its engagement, a ruling that sets forth (1) the resolution of each such unresolved objection and (2) the Closing Statement and the
Adjusted Purchase Price, in each case reflecting the Neutral Accountant’s resolution of such unresolved objections. The resolution by the Neutral Accountant of such unresolved objections and the Closing Statement and the Adjusted Purchase Price giving effect to the Neutral
Accountant’s resolution shall be final, conclusive and binding upon the Parties and each Party agrees that it will not make any claim with regard to the Neutral Accountant’s decision or ask for a review by any Governmental Entity or otherwise. The procedures set forth in this Section 1.5(d) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes, except that this Section 1.5(d) shall not prohibit any Party from instituting litigation to enforce the Neutral Accountant’s determination of the Closing Statement and the Adjusted Purchase Price in a court of competent jurisdiction in accordance with Section 12.11. Buyer and Seller 1 shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.5(d).
(e) If the Adjusted Purchase Price is less than the Estimated Purchase Price, then Seller 1 shall pay to Buyer, by wire transfer of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.5, an amount equal to the difference of (A) the Estimated Purchase Price minus (B) the Adjusted Purchase Price. If the Adjusted Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to Seller 1, by wire transfer of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.5, an amount equal to the difference of (A) the Adjusted Purchase Price minus (B) the Estimated Purchase Price. Payment in accordance with this Section 1.5(e) shall be the sole and exclusive remedy of the Parties for disputes regarding the Estimated Net Working Capital and the Actual Net Working Capital, and Article VI shall not apply to any such dispute in respect of the determination of Estimated Net Working Capital and the Actual Net Working Capital.

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1.6 Allocation of Purchase Price. Deloitte Touche Tohmatsu Limited (“Valuation Company”) shall prepare (pursuant to instructions jointly agreed upon by Buyer and Seller 1) and simultaneously deliver to Buyer and Seller 1, within 180 days following the Closing Date, a valuation of the Acquired Assets (which includes an accompanying allocation schedule among each of the Acquired Assets based on the Adjusted Purchase Price determined as of the Closing Date, the Assumed Liabilities as of the Closing Date (as determined for U.S. federal income Tax purposes), and any other relevant items for U.S. federal income Tax purposes (the “Closing Date Tax Allocation Schedule”)). Such valuation (and accompanying Closing Date Tax Allocation Schedule) shall be prepared in a manner consistent with Section 1060 of the Code and all other applicable Law, and, for the purpose of preparing the valuation, the Parties shall instruct the Valuation Company that the Purchase Price and Assumed Liabilities allocated to Class VI assets shall not be less than $18 million. If neither Buyer nor Seller 1 has delivered a written objection within the 30-day period following the date of delivery of such valuation from Valuation Company, then effective as of the close of business on such 30th day (or upon the earlier delivery of agreement that both Buyer and Seller 1 have accepted such valuation), such valuation (and accompanying Closing Date Tax Allocation Schedule) shall be deemed to be accepted by Buyer and Seller 1 and final, conclusive and binding upon the Parties. If Buyer or Seller 1 objects to the valuation (and accompanying Closing Date Tax Allocation Schedule) prepared by Valuation Company within such 30-day period and such objection is not resolved by Buyer and Seller 1 within 30 days following notice of such objection, then Buyer and Seller 1 shall jointly engage the Neutral Accountant to resolve the dispute. Buyer and Seller 1 agree to provide to the Neutral Accountant such information as the Neutral Accountant may reasonably request in connection with its review (including the valuation and accompanying Closing Date Tax Allocation Schedule prepared by Valuation Company and work papers and other underlying documents with respect thereto). If the Neutral Accountant determines that the valuation (and accompanying Closing Date Tax Allocation Schedule) prepared by Valuation Company was reasonable, such Closing Date Tax Allocation Schedule shall be final. If the Neutral Accountant determines that the Closing Date Tax Allocation Schedule prepared by Valuation Company was unreasonable, the Neutral Accountant shall prepare the valuation (and accompanying Closing Date Tax Allocation Schedule) based upon its assessment of the fair value of the Acquired Assets and in a manner consistent with Section 1060 of the Code and all other applicable Law. Seller 1 and Buyer shall request that the Neutral Accountant provide such valuation (and accompanying Closing Date Tax Allocation Schedule) within 60 days of the engagement of the Neutral Accountant under this Section 1.6. The resolution by the Neutral Accountant of the matters set forth in this Section 1.6 shall be final, conclusive and binding upon the Parties. The procedures set forth in this Section 1.6 shall be the sole and exclusive method for resolving disputes with respect to the Closing Date Tax Allocation Schedule. The Parties shall file all Tax Returns (including IRS Forms 8594, 4797, and 4562) in a manner consistent with the valuation (and accompanying Closing Date Tax Allocation Schedule) as finally determined pursuant to this Section 1.6, except that such valuation (and accompanying valuation schedule) may be modified to reflect a purchase price adjustment occurring after Closing as well as any acquisition costs incurred by Buyer or selling costs incurred by Sellers not otherwise taken into account. Buyer and Seller 1 shall share equally the fees and expenses of the Valuation Company and the Neutral Accountant for their services under this Section 1.6.
1.7 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement will not constitute an agreement to assign, transfer, convey or

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deliver any Contract, Permit, property or other asset within the scope of the Acquired Assets, or any claim, right or benefit arising thereunder or resulting therefrom unless and until such consent or waiver has been obtained, if (a) an attempted assignment or transfer thereof, without the consent or waiver of a third party thereto or of the issuing Governmental Entity, as the case may be (a “Counterparty”), would constitute a breach or result in the termination or cancellation thereof and (b) such consent or waiver is not obtained (“Non-Assignable Assets”). In such case,
(x) such item will be withheld from the sale and transfer pursuant to this Agreement, (y) from and after the Closing, Buyer and Seller 1 will cooperate, in all commercially reasonable respects, to obtain such consent as soon as practicable after the Closing, and (z) to the extent permitted by applicable Law, (1) the Non-Assignable Assets will be held, as of and from the Closing, by Seller 1 in trust for the benefit of Buyer, and all benefits and obligations existing thereunder will be for Buyer’s account, (2) Buyer will pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller 1) all of the covenants and obligations of Seller 1 incurred after the Closing with respect to such Non-Assignable Assets, and (3) Seller 1 will take or cause to be taken, subject to the last sentence of this Section 1.7, such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Assets and, using commercially reasonable efforts, to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and to pay to Buyer all money or other consideration received by Seller 1 in respect of such Non-Assignable Assets in accordance with Section 1.8. If and when such consent or waiver is obtained, Seller 1 will, transfer, assign, convey and deliver such Non-Assignable Asset to Buyer for no additional consideration.
Notwithstanding anything to the contrary herein, if the Counterparty conditions its grant of a consent or waiver upon, or otherwise requires in response to a consent or waiver request regarding this Agreement, the payment of a fee or other consideration or the provision of additional security (including a guaranty), neither Sellers nor their Affiliates will be required to make any such payments or to provide any such additional security, it being acknowledged that nothing in this Section 1.7 shall limit the rights of Buyer to indemnification for breaches of Section 2.4.
1.8 Payment of Certain Monies. In the event that a Seller or any Affiliate of a Seller, or Buyer or any Affiliate of Buyer, pays or discharges, after the Closing, any Assumed Liabilities or Excluded Liabilities, as the case may be, Buyer will reimburse Seller 1 or its Affiliate, as designated by Seller 1, or, as the case may be, Seller 1 will reimburse Buyer, for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge. Buyer will promptly forward to the applicable Seller as directed by Seller 1 all monies received by Buyer or its Affiliates following the Closing with respect to any Excluded Asset, and Seller 1 will promptly forward to Buyer all monies received by a Seller or any Affiliate of a Seller following the Closing with respect to any Acquired Asset.
1.9 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party hereto, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
Seller 1 represents and warrants to Buyer that the statements contained in this Article II are true and correct, except as set forth in the sections or subsections of the Disclosure Schedule that correspond by number to the Sections or Subsections of this Article II or as set forth in another section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other Section or Subsection of this Article II. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Nothing in the Disclosure Schedule shall broaden the scope of any representation, warranty or covenant of Seller 1 contained in this Agreement. The specification of any dollar amount in any representation or warranty contained in this Article II is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no Party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement.
2.1 Organization, Qualification and Power. Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Business or the Acquired Assets, makes such qualification necessary. Each Seller, as applicable, has all requisite corporate or company power and authority to carry on the businesses in which it is now engaged (including the Business) and to own, lease and use the properties now owned, leased and used by it (including the Acquired Assets).
2.2 Authority. Each Seller has all requisite corporate or company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Sellers of this Agreement and such Ancillary Agreements and the consummation by Sellers of the transactions contemplated by this Agreement and thereby have been duly and validly authorized by all necessary corporate or company action on the part of each Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller that is a party thereto and, assuming this Agreement and each such Ancillary Agreement constitute valid and binding obligations of Buyer, constitutes or will constitute a valid and binding obligation of each Seller that is a party thereto, enforceable against each Seller that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including

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those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
2.3 Noncontravention. Subject to compliance with the applicable requirements of the Antitrust Laws, neither the execution and delivery by Sellers of this Agreement or the Ancillary Agreements to which a Seller will be a party, nor the consummation by Sellers of the transactions contemplated by this Agreement or the Ancillary Agreements, will:

(a)	conflict with or violate any provision of the charter, bylaws or other organizational documents of a Seller;

(b) require on the part of a Seller any filing or registration with, notification to, or any permit, authorization, consent or approval of, any Governmental Entity, except for any immaterial filing, registration, notification, permit, authorization, consent or approval;
(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any Designated Contract or Transferred Permit or result in the creation of any Security Interest on any of the Acquired Assets, except for (1) any conflict, breach, default, acceleration or right to terminate or modify that would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the Business or (2) any notice, consent or waiver the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the Business; or
(d) violate any Law applicable to Sellers, the Business or any of the Acquired Assets, except for violations that would not reasonably be expected to be materially adverse to the conduct of the Business.
2.4 Financial Statements. Section 2.4 of the Disclosure Schedule includes true and complete copies of the Financial Statements. The Financial Statements have been prepared specially by Seller 1 in connection with the transactions contemplated by this Agreement and are derived from the books and records of Seller 1. The 2012 Audited Financial Statements and the 2013 Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis for all the periods reflected therein. The 2012 Audited Financial Statements and the 2013 Audited Financial Statements present fairly in all material respects the financial position and results of operations of the Business as of the respective dates thereof and for the periods referred to therein, except that certain reasonable, good faith judgments and assumptions have been made regarding financial statement allocations of corporate expenses and the basis of presentation. The 2013 Audited Financial Statements have been prepared from the 2013 Baseline Financial Statements which were prepared utilizing GAAP principles. The Interim Financials have been prepared on a consistent basis with the GAAP principles utilized in the preparation of the 2013 Baseline Financial Statements. The Interim Financials present fairly in all material respects the balance sheet and income statement of the Business as of the Balance Sheet Date and for the three-months ended thereon, subject to the absence of certain items required under GAAP, including (a) notes required by GAAP, (b) adjustments for certain corporate allocations required by GAAP for carve-out financial statements and (c) normal, recurring year-end adjustments that are not expected to be material.
2.5 Absence of Certain Changes. Except in connection with the transactions contemplated by this Agreement, between the Balance Sheet Date and the date of this Agreement, (a) Seller 1 has conducted the Business only in the ordinary course of business, (b) there have not been any changes in the financial condition or results of operations of the Business, except for any changes that would not result in a Business Material Adverse Effect, (c) neither the Business nor the Acquired Assets have suffered any material loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance, and (d) Sellers have not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants described in clauses (1), (3), (4) and (6) of Section 4.2(b) and in clauses (8) and (10) of Section
4.2(c).
2.6 Title to and Sufficiency of Assets.
(a) Sellers have, or will have at Closing, good and valid title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Security Interests other than Permitted Liens.
(b) Except for the Excluded Assets and the services to be provided under the Transition Services Agreement, the Acquired Assets (1) constitute all of the assets, property and rights used by Sellers or their Affiliates for the conduct and operation of the Business as currently conducted or proposed to be conducted by Sellers and (2) are sufficient to carry on the Business in substantially the same manner as the Business has been conducted by Sellers since January 1, 2014 to the date hereof.
2.7 Tax Matters.
(a) Each Seller has timely filed, or caused to be timely filed on its behalf, with the appropriate Taxing Authority all Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group), and all such Tax Returns are true, correct and complete in all material respects to the extent they relate to the Acquired Assets or the Business. All Taxes that relate to the Acquired Assets or the Business that are owed (or to be remitted) by each Seller (whether or not shown or required to be shown on any Tax Return) have been paid to the appropriate Taxing Authority.
(b) Each Seller has withheld or collected, and paid to the appropriate Taxing Authority, in connection with amounts paid or owing to any employee, customer, creditor, equity holder, independent contractor or other third party all Taxes required to have been withheld or collected and remitted that relate to the Acquired Assets or the Business, and has complied with all material information reporting and back-up withholding requirements, and has maintained all required material records with respect thereto. No employee, independent contractor or service provider related to the Acquired Assets or the Business owes any Tax (including excise Tax) or interest or penalty thereon pursuant to Section 409A or 280G of the Code, and there is no actual or potential obligation to reimburse or otherwise “gross up” any such Person for any such Tax, interest or penalty.
(c) There are no Security Interests, other than Permitted Liens, on any of the Acquired Assets relating to Taxes. No Seller is a party to any Tax allocation, sharing, reimbursement or similar agreement. None of the Acquired Assets is an interest, directly or indirectly, in any joint venture, partnership, limited liability company, or other entity that is treated as a “partnership” for U.S. federal, state or local income Tax purposes. Buyer will not be required to deduct and withhold any amounts under Section 1445(a) of the Code upon the transfer of the Acquired Assets to Buyer.
(d) In each case with respect to the Acquired Assets and the Business: (1) there is no dispute or claim concerning any liability for Taxes either (A) claimed or raised by any Taxing Authority in writing or (B) as to which any Seller has Knowledge, (2) no Seller has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Taxing Authority to agree, to any extension of time with respect to any Tax, and (3) no extension of time within which to file any Tax Return has been granted, requested or currently is in effect.
(e) The unpaid Taxes with respect to the Acquired Assets and the Business (1) did not, as of the Balance Sheet Date, exceed the reserve for liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns. Since the Balance Sheet Date, no Seller has incurred any liability for Taxes with respect to the Acquired Assets or the Business outside the ordinary course of business.
(f) Section 2.7(f) of the Disclosure Schedule (1) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which a Seller has filed an income or franchise Tax Return related to the Acquired Assets or the Business at any time since December 31, 2011, (2) identifies such income and franchise Tax Returns that have been audited, (3) identifies those income and franchise Tax Returns that currently are the subject of a Tax Audit and (4) lists all income and franchise Tax rulings and similar determinations requested or received at any time since December 31, 2011, or otherwise related to the Acquired Assets or the Business.
2.8 Tangible Personal Property. The Personal Property has been maintained in accordance with past practice and generally accepted industry practice. The Personal Property that is regularly used in the Business is in all material respects in good operating condition and repair, ordinary wear and tear excepted. All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.
2.9 Transferred Real Property. Section 2.9 of the Disclosure Schedule lists the Transferred Real Property. Sellers have delivered or made available to Buyer true, correct and complete copies of the deeds and other instruments (as recorded) by which the applicable Seller acquired each parcel of Transferred Real Property, and copies of the commitments from the title insurance company to deliver the title insurance policies described in Section 5.1(j). With respect to the Transferred Real Property:
(a) Seller 1 has good and marketable indefeasible fee simple title to such Transferred Real Property, free and clear of any Security Interest, except for Permitted Liens;
(b) except as set forth in Section 2.9(b) of the Disclosure Schedule, there are no leases, subleases or agreements granting to any party or parties the right of use or occupancy of any portion of such Transferred Real Property and there are no Persons in possession of any portion of such Transferred Real Property other than the applicable Seller;
(c) there are no outstanding Contracts, options, rights of first offer or rights of first refusal to purchase, or to lease or use, such Transferred Real Property or any portion thereof or interest therein executed or otherwise agreed to by a Seller or any of its Affiliates;

(d)	there are no outstanding Contracts for any improvements to the

Transferred Real Property executed or otherwise agreed to by a Seller or any of its Affiliates;
(e) as of the date of this Agreement, Sellers have not received written notice that any property constituting the Transferred Real Property is not in compliance with any applicable Laws (and Sellers have no Knowledge of the same), the terms of any Security Interests, or any Permits required for the use, operation or occupancy of the Transferred Real Property in its current operations, and Sellers have not received any notice of the revocation or material amendment of any such Permit or that any revocation or material amendment is pending or threatened;
(f) as of the date of this Agreement, there are no condemnation actions pending or, to the Knowledge of Sellers, threatened against the Transferred Real Property or any part thereof or any interest therein;
(g) the applicable Seller has, as of the date of this Agreement, good and valid title to such easements, rights of way and other rights appurtenant to each parcel of the Transferred Real Property as are necessary to permit ingress and egress to and from such parcel for all usual street and road purposes except where the failure to have such title would not materially adversely affect the operation or conduct of the Business;
(h) the improvements on each parcel of the Transferred Real Property have, as of the date of this Agreement, access to such water, sewer, gas, electric, telephone, internet service and other utilities as necessary to allow the Business to continue to be operated in the ordinary course as currently operated;
(i) to the Knowledge of Sellers, there are no unrecorded agreements entered into by a Seller or any of its Affiliates that could materially adversely affect Buyer’s ability to own, use, operate, develop or transfer the Transferred Real Property;
(j) to the Knowledge of Sellers, there are no agreements, Permits, conditions, or other directives issued by a Governmental Entity which require any change to the present use or operations of any parcel of the Transferred Real Property; and

(k) each parcel of Transferred Real Property constitutes a whole tax lot for the purpose of real property taxes and contains no partial tax lots.
2.10 Leases. Section 2.10 of the Disclosure Schedule lists all Transferred Leases. The Sellers have made available to Buyer complete and accurate copies of the Transferred Leases. With respect to each such Transferred Lease:
(a) the Transferred Lease (1) is a valid and binding obligation and a valid leasehold interest of a Seller and each other party to such Transferred Lease and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses, and (2) has not been amended except as set forth in Section 2.10(a) of the Disclosure Schedule;
(b) the Seller that is party to the Transferred Lease and, to the Knowledge of Sellers as of the date of this Agreement, the other party to the Transferred Lease is not in material breach or material default of the Transferred Lease and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default of or by the Seller that is party to the Transferred Lease or, to the Knowledge of Sellers, any other party thereto or permit termination, modification or acceleration thereunder, and there are no disputes with respect to any Transferred Lease; and

(c)	the Transferred Lease is free from and clear of any Security Interest except for Permitted Liens.

2.11 Intellectual Property.
(a) Section 2.11(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (1) all Designated Intellectual Property that is filed or registered (or subject to a pending registration or application) with a third-party entity including the Owned Intellectual Property, all Patents, registered Copyrights, registered Trademarks and any Internet domain names (the “Registered Intellectual Property”), and (2) all unregistered Trademarks material to the Business that are Owned Intellectual Property. For each listed item, Section 2.11(a) of the Disclosure Schedule sets forth, as applicable, the owner of such item of Designated Intellectual Property, the countries in which such Designated Intellectual Property is registered or patented or in which an application for same has been filed, the patent, registration or application number, the filing dates thereof, and, in the case of unregistered Trademarks material to the Business, countries of use. Seller 1 or Seller 2 solely owns all rights, title and interest in and to the Designated Intellectual Property, free and clear of any Security Interest, or possesses a valid license to use the Designated Intellectual Property.
(b) Section 2.11(b) of the Disclosure Schedule contains a true and complete list of all Contracts to which a Seller is a party with respect to the license of any Designated Intellectual Property to a third party, other than license terms for use of schematic drawings, production drawings and structural calculations delivered in connection with the sales of Seller

Products to its customers in the ordinary course of business. This list of Contracts specifies for each Contract (A) the name of the Contract, (B) the identity of all parties to the Contract and (C) the date of the Contract.
(c) The operation of the Business as presently conducted by Sellers, including the composition, design, development, use, import, sale, marketing and promotion of Seller Products and the Designated Intellectual Property, do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction in which Seller Products are commercially available.
(d) As of the date of this Agreement, with respect to the Business, no Seller is named in any pending suit, action, claim or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property rights of any third party related to any Designated Intellectual Property, to the Business or any Seller Product and, to the Knowledge of Sellers, no such suit, action, claim or proceeding has been threatened. No Seller has received any notice from any Person claiming that the Designated Intellectual Property, the operation of the Business or any Seller Product (including products, technology or services currently under development) infringes or misappropriates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor, to the Knowledge of Sellers, is there any basis therefor). No Seller has received any offer for a license of Designated Intellectual Property, including Patent rights, from any Person in connection with an allegation by such Person that Sellers or the Designated Intellectual Property has infringed or misappropriated any of the Intellectual Property rights of such Person. No Seller has received any written opinion of counsel that any third-party Patent has been, would be or is being directly or indirectly infringed by the operation of the Business as previously conducted, presently conducted or proposed to be conducted by Sellers, including with respect to any Seller Product. To the Knowledge of Sellers, the Designated Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable Buyer to conduct the Business following the Closing in the ordinary course of business as it was conducted in the 12 months prior to the Closing.

(e)	As of the date of this Agreement, to the Knowledge of Sellers, no

Designated Intellectual Property is being or has been infringed upon or misappropriated by any third party.
(f) As of the date of this Agreement, no Owned Intellectual Property has been or is now involved in any interference, reissue, reexamination, opposition, proceeding, cancellation, injunction, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, decree or any other dispute, disagreement or claim (“IP Dispute”), nor, to the
Knowledge of Sellers, has any IP Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Owned Intellectual Property. To the Knowledge of Sellers, no circumstances or grounds exist that would give rise to an IP Dispute. No Seller has sent any notice of any IP Dispute, and to the Knowledge of Sellers, there exists no circumstances or grounds upon which Sellers could assert any IP Dispute. No Owned Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of any IP Dispute.

(g) Except as set forth on Section 2.11(g) of the Disclosure Schedule, Sellers have not transferred ownership of, granted any exclusive license of or exclusive right to use, or granted any exclusive rights in or to joint ownership of, any Owned Intellectual Property (or any Intellectual Property that was Owned Intellectual Property prior to the transfer) to any other Person.
(h) All Owned Intellectual Property is fully transferable, alienable and licensable by the Sellers without restriction and without payment of any kind to any Person.
(i) As of the date of this Agreement, each item of Registered Intellectual Property is valid, subsisting and enforceable. Sellers or their Affiliates have made all necessary filings and recordations with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, and paid all registration, maintenance and renewal fees that were or are due and payable to protect and maintain their interest in the Registered Intellectual Property. There are no actions that must be taken by Sellers or Buyer within 90 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property.
(j) Sellers have taken all commercially reasonable steps necessary to protect the Sellers’ rights in their Trade Secrets, or Trade Secrets provided by any other Person to
Sellers.
(k) Except for the Intellectual Property licensed pursuant to the licenses set forth in Section 2.11(b) of the Disclosure Schedule, all Intellectual Property used in or necessary to the conduct the Business as presently conducted and proposed to be conducted by Sellers was created solely by either (1) employees of Sellers acting within the scope of their employment who have validly assigned all of their rights in such Intellectual Property, including Intellectual Property rights therein, to Sellers, or (2) other Persons who validly assigned all of their rights in such Intellectual Property, including Intellectual Property rights therein, to Sellers and no other Person owns or has any rights to any portion of such Intellectual Property.
(l) No Intellectual Property that is or was Designated Intellectual Property has been unintentionally permitted to lapse or enter the public domain.
(m) There are no Contracts between Sellers and any other Person with respect to Designated Intellectual Property under which there is currently any dispute regarding the scope of such Contract, or performance under such Contract including with respect to any payments to be made or received by Sellers thereunder.
(n) Neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer of any Contracts to which a Seller is a party, will result in: (1) Buyer or a Seller granting to any Person any right to any Intellectual Property owned by, or licensed to, Buyer or a Seller, (2) Buyer or a Seller being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (3) Buyer or a Seller being obligated to pay any royalties or other material amounts to any

Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
(o) None of the Owned Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties. No current or former employee of a Seller, who was involved in, or who contributed to, the creation or development of any Designated Intellectual Property, has performed services for a Governmental Entity, university, college, or other educational institution or research center during a period of time during which such employee was also performing services for a Seller.
(p) Except as set forth on Section 2.11(p) of the Disclosure Schedule, there are no royalties, fees or other amounts payable by Sellers to any Person by reason of the ownership, license, sale or disposition of the Designated Intellectual Property, including any Seller Product, other than salaries, sales commissions and other forms of compensation paid to employees and sales agents in the ordinary course of business.
(q) Section 2.11(q) of the Disclosure Schedule lists all the Software, equipment and information systems (“Information Systems”) owned, licensed, leased or controlled by Sellers that are material to the operation of the Business. None of the Information Systems depend upon any technology or information of any third party (other than the Internet). Such Information Systems are sufficient for the conduct of the Business as currently conducted and as anticipated to be conducted by Buyer. Each Seller uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all such
Information Systems. Sellers’ use of any Software or Information Systems does not exceed the scope of the rights granted to Sellers with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.
(r) Except as set forth in Section 2.11(r) of the Disclosure Schedule, no third party has any license or right to the use of any of the Designated Intellectual Property.
2.12 Contracts.
(a) Section 2.12(a) of the Disclosure Schedule lists all of the Contracts as of the date hereof within the categories described in clauses (1) through (19) of this Section 2.12(a) (A) to which a Seller is a party and is bound primarily in connection with the Business or the Acquired Assets or (B) under which a Seller (as relates to the Acquired Assets or Assumed Liabilities) currently has, or may in the future have, any rights or obligations, and all of the Contracts within the categories set forth in clauses (1) through (19) of this Section 2.12(a) that are identified by an asterisk in Section 2.12(a) of the Disclosure Schedule constitute the
“Designated Contracts”:
(1) any Contract (or group of related Contracts) for the purchase or sale of products or services that involves aggregate payments to be made by or to a Seller, with respect to the Business, in excess of $1,000,000 in the 365 consecutive day period ending on the date hereof (and not fully performed) or in the year ending on the first anniversary of the date of this Agreement;
(2) any Contract (or group of related Contracts) for the lease of personal property from or to any third party involving a remaining cost or obligation in excess of $250,000 and providing for performance over a period in excess of one year;
(3) any Contract for the purchase or sale of Personal Property in excess of $250,000 in the 365 consecutive day period ending on the date hereof (and not fully performed) or in the year ending on the first anniversary of the date of this Agreement;

(4)	any Contract for the lease, future purchase or future sale by a Seller of any real property;

(5) any Contract (other than Contracts of employment and Contracts for COTS Software) providing for the license or sublicense by or to a Seller of any Intellectual Property or Software that is used in connection with the Business;
(6) any Contract relating to the ownership of, investments in or loans and advances to any Person (other than advances to employees in the ordinary course of business), including investments in partnerships, joint ventures and minority equity investments;
(7) any Contract creating, incurring, assuming or guaranteeing (or that may create, incur, assume or guarantee) indebtedness, or under which a Security Interest has been imposed on any Acquired Asset, in either case tangible or intangible, other than a Permitted Lien and any trade accounts payable incurred in the ordinary course of business;
(8) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the one-year period immediately preceding the date of this Agreement;
(9) any Contract that limits, or purports to limit, the ability of Sellers (A) to engage in any line of business that is competitive with the Business or (B) with respect to the Business, to compete with any Person or in any geographic area or during any current or future period of time, or that restricts the right of Sellers with respect to the Business to sell to any Person or to hire any individual, or that grants the other party “most favored nation” status or any volume or early payment discount rights;

(10)	any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;
(11)	any agency, dealer, sales representative, marketing or similar Contract;

(12) any Contract between or among a Seller, on the one hand, and any Affiliate of Sellers or any officers, directors or equity holders of Sellers or any members of his or her Immediate Family or any of their respective Affiliates, on the other hand;

(13) any Contract involving settlement of any administrative or judicial proceeding to which conditions precedent to the settlement thereof have not been satisfied;
(14) any settlement agreement entered into since January 1, 2009 that contains continuing obligations on any Seller with respect to the Business, other than releases immaterial in nature or amount entered into in the ordinary course of business with former employees in connection with the cessation of such employee’s employment;
(15) any federal Government Contract and any other Government Contract that involves aggregate payments to be made to a Seller, with respect to the Business, in excess of $1,000,000 in the 365 consecutive day period ending on the date hereof (and not fully performed) or in the year ending on the first anniversary of the date of this Agreement;
(16) any Contract requiring annual payments of $100,000 or more in any 12-month period (A) with a Person to provide services to the Business on an independent contractor or consultant basis or (B) of secondment or other agreement under which Sellers provide employees to provide services to another Person or is provided employees by another Person;
(17) any Contract with any labor union, providing for benefits under any Employee Benefit Plan or creating an obligation to contribute to any multi-employer pension plan;

(18)	any franchise or similar Contract; and

(19) any Contract, with respect to the Business, either (A) under which a Seller is obligated to pay, reimburse or indemnify any other Person for any Taxes (other than the collection and remittance of sales and use taxes, goods and services tax or value added tax in connection with Seller Products) or (B) for which a Seller is otherwise responsible for the Taxes of any counterparty to such Contract.
(b) A complete and accurate copy of each Designated Contract has been made available to Buyer. As to each Designated Contract that is not a Government Contract, with respect to the Seller that is a party, (x) the Designated Contract is valid, binding enforceable, and in full force and effect in all material respects, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses, (y) as of the date of this Agreement, no event has occurred that with notice or lapse of time would permit termination, modification or acceleration under the Designated Contract and the Seller has not received any notice that it has breached, violated or defaulted under the Designated Contract and (z) the Seller has not repudiated any material provision of the Designated Contract. As to each Designated Contract, with respect to any party thereto other than the Seller, as of the date of this Agreement (1) to the Knowledge of Sellers, the Designated Contract is valid, binding, enforceable and in full force and effect in all material respects, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses, (2) to the Knowledge of Sellers, no such party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the Designated Contract, and (3) no such party has repudiated any material provision of the Designated Contract. Other than the Designated Contracts, there are no Contracts that relate solely to the Business that (x) require more than twelve months’ prior notice to be terminated and
(y) involve a remaining cost or obligation of more than $100,000. As to each Contract included in the Acquired Assets (other than the Contracts set forth or described under the heading “Acquired Assets –Certain Contracts” in Schedule 11.1), with respect to the Seller that is a party, (A) the Seller is not in material breach or default and no event has occurred that with notice or lapse of time would constitute a material breach or default under the Contract, disregarding any notice, consent or waiver requirement that arises from the execution and delivery by Sellers of this Agreement or the Ancillary Agreements or the consummation by Sellers of the transactions contemplated by this Agreement or the Ancillary Agreements, and (B) no event has occurred that obligates, or would reasonably be expected to obligate, the Seller to pay liquidated damages to the counterparty under the Contract.
2.13 Government Contracts.
(a) Except as would not, in each individual case or in the aggregate, be materially adverse to the Business as conducted by Sellers, Sellers have complied with each Government Contract and all applicable Laws with respect to each Government Contract. No Seller has made a voluntary disclosure in writing to any Governmental Entity with respect to any violation or potential violation of Law or any Government Contract. Neither a Governmental Entity nor any prime contractor or subcontractor has notified a Seller that any Seller has breached or violated any applicable Law, certification, representation, clause, provision or requirement with respect to any Government Contract awarded to a Seller or with respect to any bid, quotation or proposal submitted by a Seller.
(b) All certifications, representations or disclosure statements submitted by a Seller with respect to any Government Contract were accurate and complete in all material respects as of the date of submission, and were properly updated in all material respects to the extent required by applicable Law or the applicable Government Contract.
(c) No Seller, nor any of its officers, directors, owners, or a Person having management or supervisory responsibilities within a Seller, is or has been debarred or suspended from doing business with a Governmental Entity. No Seller has been declared ineligible to do business with a Governmental Entity in connection with the Business. There are no circumstances that would be reasonably expected to warrant the institution of debarment or suspension or ineligibility proceedings against any Seller, or any of its officers, directors, owners, or a Person having management or supervisory responsibilities within a Seller.
(d) No Seller, nor any of its officers, directors, owners, or a Person having management or supervisory responsibilities within a Seller, is currently civilly charged, criminally indicted or under investigation with respect to any alleged irregularity, violation, misstatement or omission arising under or in any way relating to any Government Contract. Sellers are not in material breach or default in the performance of any Government Contract, and no termination for convenience, termination for default, show cause notice or cure notice has been issued against a Seller with respect to any Government Contract in connection with the Business. To the Knowledge of Sellers, no event has occurred that would constitute a material breach or default, or permit termination for cause, of any Government Contract in connection with the Business. No negative determination of responsibility has been issued against a Seller with respect to the performance of any Government Contract or any bid, quotation or proposal submitted by a Seller to a Governmental Entity or any prospective prime contractor or subcontractor of a Governmental Entity in connection with the Business. To the Knowledge of Sellers, no costs incurred by a Seller with respect to any Government Contract have been formally questioned or disallowed as a result of a finding or determination of any kind by a Governmental Entity in connection with the Business.
(e) To the Knowledge of the Sellers, there are no irregularities, violations, misstatements, omissions, or other facts or circumstances relating to any Government Contract that have led to, or would have a reasonable likelihood of leading to, (1) any administrative, civil or criminal complaint, investigation or indictment of a Seller, (2) the formal questioning or disallowance of any costs submitted for payment by a Seller or by Buyer, (3) the recoupment of any payments previously made to a Seller, or (4) the assessment of any material penalties or damages of any kind against either a Seller or Buyer arising out of such irregularities, misstatements or omissions.
(f) In connection with the Business, (1) no Seller has been subject to or is currently subject to an audit, inspection, survey or examination of records by any Governmental Entity including the General Accounting Office, the Defense Contract Audit Agency, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney) relating to any Government Contract, (2) no Seller has received notice of, nor been subject to, any investigation relating to any Government Contract, and (3) to Sellers’ Knowledge, no such audit or investigation of records is threatened.
(g) No Seller in connection with the Business is required to possess security clearances or Permits (that Seller does not already hold) that are necessary for the execution of its obligations under the Government Contract to which it is a party or any Government Contract for which it has submitted a bid or proposal.
2.14 Litigation. Except as set forth on Section 2.14 of the Disclosure Schedule, (a) there is no (1) litigation, (2) arbitration or (3) enforcement action or proceeding administered by any Governmental Entity, in each case, pending or, to the Knowledge of Sellers, threatened against a Seller, that relates to the Acquired Assets or the Business and (b) no notice (oral or written) of any audit, review or investigation administered by any Governmental Entity that relates to the Acquired Assets or the Business has been received by a Seller and, to the Knowledge of Sellers, no such audit, review or investigation is pending or threatened. Sellers (to the extent relating to the Business) and the Acquired Assets are not subject to any judgments, decrees, injunctions, arbitration awards or to any rules or orders of any Governmental Entity that are not applicable to Persons or businesses generally. As of the date of this Agreement, there are no actions, suits, claims or legal, administrative or arbitral proceedings pending or, to the Knowledge of the Sellers, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.
2.15 Employment Matters.
(a) Section 2.15(a) of the Disclosure Schedule contains a true and complete list of all persons who are employees of Sellers with respect to the Business as of the date of this Agreement and who are not on long term disability under a plan provided or sponsored by Sellers, and sets forth for each such individual the following: (1) location; (2) employee identification number, (3) title or position (including whether full or part time employee); (4) hire date or seniority date, as applicable; (5) current annual base salary or hourly wage, as applicable; (6) an indication of whether the employee is exempt or non-exempt under the Fair Labor Standards Act; (7) an indication of whether the employee is eligible for commission, bonus, incentive-based compensation; (8) grade level; (9) an indication of whether the employee is eligible for and participates in health, dental, disability or life insurance benefits as of the date hereof; and (10) for employees on leave of absence, a brief description of the type of leave being taken (including short term leave for illness, workers’ compensation, military leave, maternity leave, intermittent or continuous leave under the Family and Medical Leave Act of 1993, short-term disability, salary continuation, on layoff with recall rights, furlough), the date upon which leave commenced, and, if known, anticipated return to work date. Within three days prior to the Closing Date, the Sellers will provide an updated version of Section 2.15(a) of the Disclosure Schedule reflecting the above information as of the payroll date immediately preceding the Closing. Sellers have provided true and correct copies of all Contracts with independent contractors providing services to the Business. As of the payroll date immediately preceding the Closing, all compensation, including wages, commissions and bonuses, payable to employees or independent contractors of Sellers for services performed in connection with the Business on or prior to that date will have been paid in full, and with respect to compensation, wages and bonuses earned during the payroll period which includes the Closing Date, Sellers will pay such compensation on Sellers’ next payroll date immediately following the Closing. Except as set forth on Section 2.15(a) of the Disclosure Schedule, there are no outstanding agreements, understandings or commitments in connection with the Business with respect to any compensation, commissions or bonuses.
(b) Section 2.15(b) of the Disclosure Schedule lists each collective bargaining agreement, side agreement, memorandum or other written understanding with any Union to which any Seller is a party in connection with the Business or the Acquired Assets, including any supplemental pension agreements or participation agreements, and any amendments to such collective bargaining agreements, whether by memorandum of understanding, documented past practice or other written or oral agreement. Except as disclosed in Section 2.15(b) of the Disclosure Schedule, Sellers have not, at any time in the past three years, (1) recognized any union, works council or labor organization (collectively, a “Union”) as the representative of any
Business Employees, and, to Sellers’ Knowledge, no Union or group of employees is currently seeking or has sought to organize any Business Employees for the purpose of collective bargaining or (2) experienced any labor strike, lockout, slowdown or other work stoppage.

(c) For the last three years, each Seller has complied and is complying with WARN or any other applicable Law respecting reductions in force or the impact on employees of plant closings, mass layoffs or sales of businesses.
(d) In the last six months, no Seller has conducted any material layoff of any Business Employees at any facility related to the Business, and no Seller has conducted any closure of any facility related to the Business.

(e)	Since January 1, 2011, Sellers have utilized the Department of Homeland

Security’s e-Verify system to compare information from each newly hired employee’s Form I-9, Employment Eligibility Verification, to data from U.S. Department of Homeland Security and Social Security Administration records to confirm employment eligibility under the Immigration Reform and Control Act of 1986. Since January 1, 2011, Sellers have maintained, the I-9 forms and confirming records from e-Verify as part of each such employee’s personnel records.
(f) Since January 1, 2011, Seller 1 has maintained a substance abuse policy at each facility where Business Employees are employed and has complied with the policy in all material respects.
(g) Since January 1, 2011, in relation to the Business and the Acquired Assets, each Seller is and has been in compliance with the terms of the Collective Bargaining Agreements and all applicable Laws pertaining to employment and employment practices. Since January 1, 2011, there have not been any lawsuits, audits, written notices received by a Seller of administrative actions, proceedings or, to Sellers’ Knowledge, investigations pending, and to Sellers’ Knowledge there are presently no lawsuits, audits, administrative actions, proceedings or investigations threatened to be brought or filed, against any Seller or the Business by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor performing services in relation to the Business.
(h) All individuals characterized and treated by Sellers as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and all Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws have been and are properly classified. All Persons engaged to perform personal services in relation to the Business or the Acquired Assets on behalf of Sellers as independent contractors are properly classified as such under applicable Law.
2.16 Employee Benefits.
(a) Section 2.16(a) of the Disclosure Schedule sets forth a correct and complete list of each material Employee Benefit Plan.
(b) With respect to each Employee Benefit Plan, Sellers have made available to Buyer a current, accurate and complete copy of (1) the governing Employee Benefit Plan documents (or, if a plan is not written, a written description thereof), (2) to the extent applicable, any current summary plan description, and (3) the most recent determination letter for such Employee Benefit Plan as issued by the IRS, as applicable.

(c) Except as would not have a Business Material Adverse Effect, each Employee Benefit Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws and all contributions due under each Employee Benefit Plan have been paid. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Tax under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable.
(d) Except as set forth on Section 2.16(d) of the Disclosure Schedule, no Employee Benefit Plan: (1) is subject to the minimum funding standards of Section 302 of
ERISA or Section 412 of the Code or (2) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Business Material Adverse Effect, Sellers have not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.
(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event): (1) result in any payment becoming due to any employee of Sellers, (2) increase any benefits under any Employee Benefit Plan to any Business Employees, (3) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Employee Benefit Plan of Sellers, or (4) result in any amount being nondeductible under Section 280G of the Code.
(f) Except as set forth on Section 2.16(f) of the Disclosure Schedule, with respect to any Transferring Employee, Sellers do not maintain or contribute to any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, that is governed by the standards laws of any jurisdiction in Canada, including provincial pension standards laws and the Canadian Income Tax Act, and with respect to any employee or former employee, but excluding any plan maintained by any Canadian Governmental Entity or any Governmental Entity of any Province of Canada.
2.17 Environmental Matters.
(a) The operations of the Business and the facilities and operations at the Transferred Real Properties and Transferred Leased Properties are, and, to the Knowledge of Sellers, have been during the period since January 1, 2009, in compliance with applicable Environmental Laws in all material respects.

(b) There is no pending or, to the Knowledge of Sellers, threatened civil or criminal litigation, written notice of violation or administrative proceeding or claim by any Governmental Entity or any other Person that asserts any actual or potential Environmental Liability relating to the Business or any of the Transferred Real Properties or the Transferred Leased Properties under any applicable Environmental Law;
(c) Seller 1 has, and to the Knowledge of Sellers has had since January 1, 2009, all material Permits required under Environmental Law to legally operate the Business and use and operate the Transferred Real Properties and the Transferred Leased Properties as currently conducted and operated by Seller 1 since January 1, 2009. Each such Permit is valid, subsisting and in full force and effect, and no appeals or other proceedings are pending or, to the Knowledge of Sellers, threatened with respect to the issuance, terms or conditions of any such Permit. Since January 1, 2009, Sellers have not received any written notice or other written communication from any Governmental Entity or other Person regarding (1) any actual or alleged violation or failure to comply with any such Permit or (2) any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Permit; and Sellers have not received any written notice or other written communication from any Governmental Entity, whether before or after January 1, 2009, regarding an actual or alleged violation of Environmental Law which has not been finally resolved. With respect to any Permits that are scheduled to expire within six months following the date of this Agreement, any applications for renewal of such Permit have been or will be duly filed with the applicable Governmental Entity within the time frame required under applicable Environmental Laws.
(d) To the Knowledge of Sellers, no Materials of Environmental Concern have been Released by a Seller or any other Person at any Transferred Real Property, or at any other site in relation to the Business, in violation of applicable Environmental Law, except for any such Releases that have been remediated or that are not of a quantity or nature sufficient to require active remediation or otherwise would not reasonably be expected to result in a Material Environmental Liability pursuant to any applicable Environmental Law.
(e) To the Knowledge of Sellers, there are no underground storage tanks at the Transferred Real Properties that any Seller has used, owned or operated. To the Knowledge of Sellers, any underground storage tanks previously located at the Transferred Real Properties have been removed or otherwise closed, plugged and abandoned in compliance with applicable Environmental Laws in effect at the time of such closure.

(f)	To the Knowledge of Sellers, (1) no PCB Equipment exists at the

Transferred Real Properties in an aggregate amount that would reasonably be expected to result in a Material Environmental Liability, (2) to the Knowledge of Sellers, any PCB Equipment that previously existed at the Transferred Real Properties has been flushed of polychlorinated byphenyls or has been removed and properly disposed of, in compliance with applicable Environmental Laws, and (3) any remaining PCB Equipment at the Transferred Real Properties is labeled to the extent required under applicable Environmental Laws and being managed in compliance with applicable Environmental Laws.
(g) (1) To the Knowledge of Sellers, no Regulated Asbestos Containing Material exists in or on the Transferred Real Properties or the Transferred Leased Properties in

an aggregate amount that would reasonably be expected to result in a Material Environmental Liability and (2) any Regulated Asbestos Containing Material is being managed in compliance with all applicable Environmental Laws.
(h) No notice to or approval by any Governmental Entity is required under any Environmental Laws prior to the transfer, sale, lease or change of control over any of the Transferred Real Properties or the Transferred Leased Properties.
(i) To the Knowledge of Sellers, Sellers have delivered to Buyer or provided Buyer with access to (1) all material environmental site assessments or reasonable and accurate summaries thereof pertaining to Environmental Conditions on or at the Transferred Real Properties, (2) all material compliance audits or compliance assurance reviews prepared within the previous five years or reasonable and accurate summaries thereof relating to compliance with Environmental Laws by the Business, and (3) reasonable and accurate summaries of, or all material documents pertaining to, any known and unresolved Material Environmental Liability incurred in relation to the Business; in each case, to the extent possessed by or under the reasonable control of Sellers.
(j) Sellers have fully and accurately disclosed, or shall before binding of the Environmental Insurance Policy fully and accurately disclose, to Buyer for disclosure to the insurer providing the Environmental Insurance Policy any Pollution Event at a Covered Location (as defined in the Environmental Insurance Policy) known to any of either Seller’s principals, partners, directors, officers, managers or members, or employees with responsibility for compliance, environmental or legal affairs, or risk management, or any manager or supervisor responsible for the Covered Locations.
(k) The Parties agree that the only representations and warranties of Sellers in this Agreement as to any Environmental Liabilities or any other obligation or liability with respect to Materials of Environmental Concern are those contained in this Section 2.17 and Section 2.19.
2.18 Legal Compliance.
(a) In connection with the Business, each Seller is in compliance as of the date of this Agreement, and will be in compliance on the Closing Date, in all material respects with all applicable Laws with respect to the operation of the Business and the ownership, lease or use of the Acquired Assets. During the past five years, no Seller has received any notice of any pending action, suit, proceeding or claim relating to the Business alleging any failure to so comply.
(b) Each Seller is in compliance in all material respects with all applicable customs, international trade and bidding and contracting Laws with respect to the Business. There are no material unresolved questions or claims concerning any material liability of either Seller in respect of the Business and relating to any false statement or omission made by either Seller related to any custom, international trade or bidding or contracting Law. Neither Seller 1 nor Seller 2 (in connection with the Business) nor, to the Knowledge of Sellers, any director, officer, agent, employee or other Person acting directly on behalf of either Seller (in connection with the Business), has in the course of its actions for, or on behalf of, any of them, (1) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to contracting, bidding or political activity; (2) made any direct or indirect unlawful payment or furnished anything of value to any foreign or domestic government office or employee from corporate funds; (3) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder); or (4) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
2.19 Permits. To the Knowledge of Sellers, the Permits listed on Section 2.19 of the
Disclosure Schedule (the “Material Permits”) constitute all Permits that are material and necessary for each Seller to own, lease or use the Acquired Assets owned, leased or used by it and for the operation of the Business as presently conducted. Each Material Permit is in full force and effect, Sellers are not in violation of or default under any Material Permit in any material respect and no suspension or cancellation of any such Material Permit has been threatened in writing.
2.20 Customers and Suppliers.
(a) Section 2.20(a) of the Disclosure Schedule sets forth: (1) a list of the Business’ top five suppliers based on amounts invoiced during the most recent fiscal year (each, a “Material Supplier”); and (2) the amount of purchases from each Material Supplier during such period. As of the date of this Agreement, no Material Supplier has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to such Seller in connection with the Business.

(b)	Section 2.20(b) of the Disclosure Schedule sets forth: (1) a list of the

Business’ top 20 customers based on the total revenues during the most recent fiscal year (each, a “Material Customer”); and (2) the amount of consideration paid by each Material Customer during such period. As of the date of this Agreement, since January 1, 2011, none of the Material Customers has stopped or, to the Knowledge of Sellers, has indicated any intent to stop, buying products or services from Sellers in connection with the Business, except in connection with the completion of projects or in accordance with normal customer buying patterns.
2.21 Credit Support Instruments. Section 2.21 of the Disclosure Schedule lists all indemnities, surety bonds, letters of credit or similar assurances or credit support that are provided by any insurer, creditor or other third party for the benefit of or in connection with the
Business or any Assumed Liability as of the date of this Agreement (“Credit Support Instruments”).
2.22 Product Liability and Warranty.
(a) There are no pending or, to the Knowledge of the Sellers, threatened product liability, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (1) services rendered by or on behalf of the Business during the period through and including the Closing Date or (2) any product, good, component or other item manufactured, sold or delivered by or on behalf of the Sellers in connection with the Business.
(b) To Sellers’ Knowledge, (1) there is no defect in any product or service of the Business that would reasonably be expected to give rise to a product liability or product warranty claim, individually or in the aggregate with similar such defects, in excess of $1,000,000 and (2) there are no defects in any products or services of the Business that would reasonably be expected to give rise to product liability or product warranty claims in the aggregate (with all defects) in excess of $5,000,000, in each case, after the Closing.
(c) The terms and conditions of sale for all products and goods sold by Sellers in connection with the Business on or prior to the date hereof do not, and for any products or goods that will be sold by Sellers in connection with the Business prior to the Closing Date will not, provide any warranty as to the effects of wind-induced vibration on the structural integrity of the towers manufactured and sold by Sellers.
2.23 Conflict Minerals. To the Knowledge of Sellers, no Conflict Minerals are necessary to the functionality or production of, or are used in the production of, a product manufactured or currently proposed to be manufactured by Sellers or any of their Affiliates or on behalf of a Seller, in each case, in connection with the Business.
2.24 Insurance. Section 2.24 of the Disclosure Schedule sets forth a true and complete list of all material casualty, directors and officers liability, general liability, product liability and all other material types of insurance maintained with respect to the Business and the Acquired Assets.
2.25 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each Seller shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each Seller shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller.
2.26 Affiliated Transactions. Except as set forth in Section 2.26 of the Disclosure Schedule, no Affiliate of either Seller (a) has any claim or cause of action against the Business that is an Assumed Liability, will create a Security Interest in the Acquired Assets or otherwise adversely affect the Business being acquired, (b) will owe any money to, or will be owed any money by, the Business as of the Closing or (c) since December 31, 2013, has been a counterparty with either Seller to any Contract or transaction for the purchase or sale of Seller Products.
2.27 Brokers’ Fees. Sellers do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute an Assumed Liability.

2.28 Non-Reliance. Sellers acknowledge that (a) the representations and warranties of Buyer set forth in Article III constitute the sole and exclusive representations and warranties of the Buyer Parties to Sellers in connection with the transactions contemplated by this Agreement, and the Buyer Parties are not making and disclaim, and Sellers waive, any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and any Ancillary Agreement, and (b) the Seller Parties have not relied and will not rely on, and will not make any claim against the Buyer Parties with respect to the subject matter of this Agreement based on any representations or warranties other than those expressly given by Buyer in this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this Article III are true and correct.
3.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.
3.2 Authority. Buyer and each of its Affiliates that are party to any Ancillary Agreement has all requisite corporate or other power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and its Affiliates of this Agreement and such Ancillary Agreements and the consummation by Buyer and its Affiliates of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate or other action on the part of Buyer and its Affiliates. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by Buyer and its Affiliates party thereto and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of Sellers, this Agreement and each such Ancillary Agreement constitute or will constitute valid and binding obligations of Buyer and its Affiliates party thereto, enforceable against Buyer and its Affiliates party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
3.3 Noncontravention. Subject to compliance with the applicable requirements of the Antitrust Laws, neither the execution and delivery by Buyer and its Affiliates party thereto of this Agreement or the Ancillary Agreements to which Buyer and its Affiliates will be a party, nor the consummation by Buyer and its Affiliates of the transactions contemplated by this Agreement and the Ancillary Agreements, will:
(a) conflict with or violate any provision of the charter, bylaws or other organizational documents of Buyer or its Affiliates that are party to any Ancillary Agreement;

(b) require on the part of Buyer or its Affiliates that are party to any Ancillary Agreement any filing or registration with, or notification to, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, registration, notification, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect;
(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of benefit under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Contract to which Buyer or its Affiliates that are party to any Ancillary Agreement is a party or by which Buyer or its Affiliates that are party to any Ancillary Agreement is bound, except for (1) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Buyer Material Adverse Effect or (2) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or
(d) violate any Law applicable to Buyer, its Affiliates that are party to any Ancillary Agreement or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.
3.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or, to Buyer’s Knowledge, threatened against, Buyer or its Affiliates that are party to any Ancillary Agreement which would adversely affect Buyer’s or such Affiliates’ performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
3.5 Financing. Buyer has, and at the Closing will have, sufficient cash or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including payment to Sellers of the Estimated Purchase Price at the Closing. Buyer and its Affiliates have not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would impair or adversely affect such resources. Buyer’s obligations under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.
3.6 Solvency. Assuming the accuracy of Seller 1’s representations and warranties set forth in Article II, immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own tangible and intangible property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming the accuracy of Seller 1’s representations and warranties set forth in Article II, immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.
3.7 Due Diligence by Buyer. Buyer acknowledges that (a) it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, operations, workforce and affairs of the business of the Business (including the Assumed Liabilities) and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation, as described above, and this Agreement, including the representations and warranties of Sellers set forth in Article II, as qualified and limited by the Disclosure Schedule, (b) the Buyer Parties’ reliance on such representations and warranties, as so qualified and limited and absent fraud, is for the limited purpose of Seller 1’s indemnification obligations set forth in
Article VI and, in the event of a breach or failure of such a representation or warranty to be true and correct, Buyer’s rights under Article VIII, (c) such representations and warranties, as so qualified and limited, constitute the sole and exclusive representations and warranties of the Seller Parties to Buyer in connection with the transactions contemplated by this Agreement, and the Seller Parties are not making and disclaim, and Buyer waives, any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and any Ancillary Agreement, including any implied warranties as to condition, merchantability, fitness for a particular purpose or suitability, as to any of the Acquired Assets or Assumed Liabilities of the Business, (d) the Buyer Parties have not relied and will not rely on, and will not make any claim against the Seller Parties with respect to the subject matter of this Agreement based on, any representations or warranties other than those expressly given by Sellers in this Agreement and any Ancillary Agreement, and (e) Buyer takes (to the extent otherwise conveyed by this Agreement) the Business and the Acquired Assets and Assumed Liabilities as-is and where-is, subject to the benefit of the representations and warranties set forth in Article II, as further disclosed, qualified or limited by the Disclosure Schedule, and Seller 1’s indemnification obligations set forth in Article VI. Except in the case of fraud, Buyer acknowledges that Sellers and their Affiliates will not have and will not be subject to any liability to any Buyer Party resulting from the distribution to the Buyer Parties or the Buyer Parties’ use of any information regarding the Business or the transactions contemplated by this Agreement that is not specifically and expressly set forth in Article II, as further disclosed, qualified or limited by the Disclosure Schedule, including any confidential information memoranda or financial databook distributed on behalf of Sellers or their Affiliates and any management presentations, other documents and other information provided or made available to the Buyer Parties in connection with the transactions contemplated by this Agreement. Buyer further acknowledges and agrees that the Seller Parties are not making any representation or warranty with respect to any cost estimates, projections or other predictions, including the reasonableness of any underlying assumptions that may have been provided to any Buyer Party. Buyer has no Knowledge that any of the representations and warranties of Sellers contained in this Agreement is not true and correct; provided, however, that, for purposes of the immediately preceding sentence, the
Knowledge of Buyer shall be limited to the actual knowledge of Buyer’s Knowledge Persons as of the date of this Agreement, and shall not include any deemed or constructive knowledge or any imputed knowledge by virtue of the inclusion of any information in the virtual data room maintained by Sellers in connection with the transactions contemplated by this Agreement, any memoranda or other reports generated during the performance of due diligence by Buyer to which such Person may have had access, or otherwise. Nothing in this Section 3.7 shall limit the representations and warranties of Sellers contained in this Agreement or any Ancillary Agreement, serve as a defense to, or otherwise constitute a waiver of, any claim by Buyer of a breach of any representation or warranty by Sellers, or otherwise limit the rights of Buyer pursuant to Article VI.
ARTICLE IV
PRE-CLOSING COVENANTS
4.1 Closing Efforts; Hart-Scott-Rodino Act.
(a) Subject to the terms of this Agreement, each Party shall use reasonable best efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to: (1) effect all applicable registrations, filings and notices with or to Governmental Entities, and (2) otherwise comply in all material respects with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall promptly notify the other Party of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
(b) Without limiting the generality or effect of Section 4.1(a), as promptly as practicable after the date of this Agreement and in any event before or on the tenth Business Day after the date of this Agreement, Seller 1 and Buyer each shall file with the United States Federal
Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) notification and report forms relating to the transactions contemplated by this Agreement as required by the Hart-Scott-Rodino Act. As promptly as practicable and in any event prior to any relevant deadline, Seller 1 and Buyer each shall (1) supply the other with any additional information which may be required in order to effectuate such filings and (2) supply any additional information which reasonably may be required by the FTC or the DOJ and which the parties may reasonably deem appropriate. As promptly as practicable and in any event prior to any relevant deadline, Seller 1 and Buyer shall file with any other Governmental Entity any other filings, reports, information, and documentation required for the transactions contemplated by this Agreement pursuant to any other Antitrust Laws.
(c) Without limiting the generality or effect of Section 4.1(a), each Party shall (1) use its reasonable best efforts to obtain promptly (and in any event no later than the Termination Date) any clearance required under the Hart-Scott-Rodino Act and any other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised on a current basis of the status of any communications with, and any inquiries or requests for additional information from any governmental entities and shall comply promptly with any such inquiry or request, (2) use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the transactions contemplated by this Agreement so as to enable the closing of the contemplated transactions to occur expeditiously (and in any event no later than the Termination Date), (3) use its reasonable best efforts to defend through litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the transactions contemplated by this Agreement would violate any law, or any regulation or rule of any governmental entity, in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent consummation of the transactions contemplated by this Agreement, and (4) cause its respective inside and outside counsel to cooperate in good faith with counsel and other representatives of each other Party and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable Hart-Scott-Rodino Act waiting period and the waiting periods under any other Antitrust Law at the earliest practicable dates (and in any event no later than the Termination Date), such reasonable best efforts and cooperation to include causing their respective inside and outside counsel (A) to keep each other appropriately informed on a current basis of communications from and to personnel of any Governmental Entity, (B) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such Governmental Entities, and (C) to the extent practicable, to include each other in all meetings, discussions or other communications with personnel of any Government Entity.
(d) Without limiting the generality or effect of Section 4.1(a), each Party shall (1) give the other Parties prompt notice of the commencement of any legal or other proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement, (2) promptly inform the other Parties of any communication with any Governmental Entity regarding the transactions contemplated by this Agreement, and (3) keep the other Parties informed as to the status of any such proceeding or communication. Each Party shall consult and cooperate with the other Parties in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with any proceeding or communication relating to the transactions contemplated by this Agreement.
(e) Except as otherwise contemplated by this Agreement (including
Section 8.1(f)), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the transactions contemplated by this Agreement, each of Buyer and Seller 1 shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
(f) Notwithstanding the foregoing, Buyer’s “reasonable best efforts” shall in no event require Buyer to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or to take any other action that, in the reasonable judgment of Buyer, could limit the right of Buyer to own or operate all or any portion of its business or assets. Buyer agrees to pull-and-refile any filings made under the Hart-Scott-Rodino Act in connection with the transactions contemplated by this Agreement if, after consultation with Sellers, such action is deemed by Sellers to be reasonably likely to result in the avoidance of the issuance of a request for additional information or documentary materials under the Hart-Scott-Rodino Act.
4.2 Operation of Business.
(a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement until (and including) the Closing Date, Sellers shall use commercially reasonable efforts to conduct the operations of the Business in the ordinary course of business.
(b) Without limiting the generality of Section 4.2(a), during the period from the date of this Agreement until (and including) the Closing Date and subject to applicable Law, Sellers with respect to the Business shall use commercially reasonable efforts to, in a manner and to the extent consistent with the conduct of the Business in the ordinary course of business:
(1) preserve intact the business operations, organization and goodwill of the Business;
(2) keep available the services of the Business Employees;
(3) maintain existing material business relations with third parties;
(4) maintain insurance coverage at levels consistent with current levels;
(5) pay accounts payable and similar obligations in compliance with their terms, bill customers, collect receivables and purchase inventory;
(6) maintain its books, accounts and records and its current pricing policies and terms and conditions of sales; and
(7) maintain and service the tangible assets included in the Acquired Assets (including the Transferred Real Property) in good operating condition and repair, normal wear and tear excepted.
(c) Without limiting the generality of Section 4.2(a), during the period from the date of this Agreement until (and including) the Closing Date, except as set forth in Section 4.2(c) of the Disclosure Schedule, Sellers will not, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, solely with respect to the Business:
(1) sell, lease, license, sublicense, allow to lapse, abandon or otherwise dispose of any Acquired Asset, other than the sale of inventory or the disposition of obsolete and unused assets, in each case, in the ordinary course of business;
(2) materially increase the compensation or benefits payable or provided, or to become payable or provided, or pay, loan or advance any amount, to any of the Business Employees, other than (A) in the ordinary course of business or (B) as otherwise

(x) required by any existing Employee Benefit Plan or Law, (y) contemplated by this Agreement or (z) agreed by the Parties;
(3) grant any transaction or sale bonus, severance or termination payments unless either (A) agreed to by the Parties or (B) retained by Sellers as an Excluded Liability;
(4) grant, create, incur, or suffer to exist any Security Interest on any Acquired Asset, other than Permitted Liens;
(5) cancel or compromise any material debt or claim or waive or release any material right of a Seller in connection with the Business;
(6) accelerate the collection of or discount any receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, or reduce or permit the depletion of inventories in connection with the Business, except in the ordinary course of business;
(7) make any Tax election, settle or compromise any federal, state or local Tax liability or file any amended Tax Return, in each case relating to the Business, other than on a basis consistent with past practice;
(8) except to the extent required by Law or GAAP, make any material change to its cash management practices (including with respect to accounts receivable and inventory) or any of its methods of accounting or methods of reporting revenue and expenses or accounting practices or make any write down in the value of its inventory, in each case which would affect in any material manner the Business;
(9) terminate, modify, waive any right under or amend any Designated Contract, except in the ordinary course of business, or enter into any new Contracts related to the Business, except Contracts made in the ordinary course of business;
(10) move or relocate any assets, properties or rights (that would otherwise be Acquired Assets) from any Transferred Real Property to any location that is not Transferred Real Property;
(11) permit the lapse of any right relating to any Designated Intellectual Property;
(12) terminate, cancel or fail to renew any Transferred Permits or Permits required under Environmental Law related to the Business;
(13) engage in any layoff of any Business Employees or any plant closing of any facility related to the Business;
(14) terminate, modify, renew or amend any Collective Bargaining Agreement;

(15) commence or settle any proceeding (including any civil, criminal, administrative, investigate or appellate proceeding and any informal proceeding), audit or similar examination against, relating to or affecting the business of the Business, except for (A) the commencement of any proceeding in general collection matters and (B) any settlement that does not give rise to an Assumed Liability or require modification to the methods of operating the Business in the ordinary course of business; or
(16) agree or commit to do any of the foregoing.
4.3 Access.
(a) Sellers shall permit the representatives of Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the Acquired Assets and the premises, properties, financial, and accounting records, sales and use Tax records solely related to the Business and the Acquired Assets, Contracts, and other records and documents of Sellers pertaining to the Business and the Acquired Assets. Notwithstanding the foregoing, Sellers shall not be obligated (1) to provide any information, documents or access to any person unless Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for the use and disclosure of any information obtained by such person from a Seller; (2) to provide any information, documents or access that would (A) violate the provisions of any applicable Laws or any Contract to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto, except that in the case of this clause (2), Sellers shall use commercially reasonable efforts to provide such information, documents or access in a manner that does not violate Law or Contract or, subject to the reasonable cooperation of Buyer, including the entry into a joint defense agreement, if requested by Sellers, cause the loss of attorney-client privilege; (3) to provide access that would result in unreasonable interference with any of the businesses or operations of Sellers; or (4) to provide access to conduct any sampling or testing of Environment, building materials or building conditions without Sellers’ prior written consent, which consent shall be at Sellers’ sole discretion. Prior to the Closing, Buyer and its representatives shall not contact or communicate with any Business Employees without prior consent of Seller 1, which consent shall not be unreasonably withheld, delayed or conditioned, and shall not contact or communicate with the customers and suppliers of Sellers in connection with the transactions contemplated by this Agreement, except with the prior written consent of Seller 1, which consent shall not be unreasonably withheld, delayed or conditioned.
(b) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive the Closing or any termination of this Agreement, and any information provided by or on behalf of Sellers or any of Sellers’ Affiliates to Buyer pursuant to this Agreement shall be deemed Evaluation Material (as defined in the Confidentiality Agreement) and treated in accordance with the Confidentiality Agreement, except that if the Closing occurs, the Confidentiality Agreement, insofar as it covers Evaluation Material relating exclusively to the Business, shall terminate effective as of the Closing.
(c) Notwithstanding any provision of this Agreement to the contrary, Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding (1) pending or proposed bids for new contracts or subcontracts or any related information where Buyer or an Affiliate of Buyer also has submitted or intends to submit a bid for such contract or subcontract or (2) pending or proposed materials or product supply or service contracts.
(d) Seller 1 shall create on Seller 1’s systems a secure virtual private network tunnel for Buyer to support the services to be provided by Sellers to Buyer pursuant to the Transition Services Agreement and to support the sharing of information and data contemplated by the Transition Services Agreement, subject to and conditional on Buyer’s compliance with the security and technical protocols, policies and procedures of, and cooperation with, Seller 1 and any of its Affiliates, independent contractors and consultants engaged in establishing the secure virtual private network tunnel.
4.4 Replacement of Credit Support. At its sole cost and expense, no later than at the Closing, Buyer (a) will cause to be in effect replacement arrangements for the Credit Support Instruments that are in effect immediately before the Closing, including the surety bond listed on Section 2.21 of the Disclosure Schedule, and (b) will provide to Seller 1 written evidence reasonably satisfactory to Seller 1 that the replacement arrangements are in effect at the Closing. During the period from the date of this Agreement until (and including) the Closing Date, Sellers shall not enter into, renew, extend, amend or otherwise modify any Credit Support Instruments without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
4.5 Transfer of Permits.
(a) The Parties acknowledge that (1) Buyer requires the Permits set forth on Section 2.19 of the Disclosure Schedule in order to lawfully own, lease and use the Acquired Assets, operate the Business and occupy and use the Transferred Real Properties after the Closing, and (2) the transfer, assignment or revocation and reissuance of such Permits is or may be subject to the approval of the issuing Governmental Entity. Unless and until the issuing Governmental Entity recognizes Buyer’s right to operate under the terms of any such Permit, Sellers shall continue to maintain such Permits to the maximum extent permissible under applicable Law or otherwise allowed by the applicable Governmental Entity, except that Buyer shall (A) promptly pay or satisfy the corresponding liabilities for the enjoyment of such Permit by Buyer and the Business after the Closing, (B) promptly pay all reasonable out-of-pocket costs and expenses incurred by Sellers in providing such arrangements and taking such actions, and (C) indemnify Sellers in full for any fines or penalties for violations of any such Permit suffered or incurred by Sellers to the extent arising from Buyer’s utilization of any such Permit.
(b) The Parties shall use commercially reasonable efforts to have transferred, assigned or revoked and reissued, any Permits held by Sellers that are necessary for the Buyer to operate the Business at the Transferred Real Properties. Buyer shall, at Buyer’s sole cost and expense, timely prepare, submit and diligently prosecute applications for the transfer or reissuance to Buyer of any such Permits held by Sellers that Buyer is required to hold to operate the Business at the Transferred Real Property, and Sellers shall reasonably cooperate with Buyer to obtain the relevant issuing Governmental Entity’s approval of the transfer, assignment or revocation and reissuance of such Permits.

4.6 Novation of Government Contracts.
(a) As soon as practicable, Sellers shall prepare (with Buyer’s assistance) and submit to the Responsible Contracting Officer, as determined and defined pursuant to FAR 42.1202, novation documents in accordance with Subpart 42.12 of the Federal Acquisition Regulation (“FAR”) and any applicable agency regulations or policies governing the novation of Government Contracts. The novation documents shall include all required and applicable documents, including those listed at FAR 42.1204(e) and (f). The novation documents shall include a request for the novation of all applicable federal Government Contracts from Section 2.12(a) of the Disclosure Schedule. The appropriate Seller(s) and Buyer shall enter into a novation agreement (which is required to be submitted as a part of the novation documents) that is of similar form and substance to the agreement template provided at FAR 42.1204(i) (each, a “Novation Agreement”). Subject to the requirements of FAR Part 42, if the applicable Governmental Entity approves the novation, all of Sellers’ rights, title and interests in and to such Government Contracts shall be validly conveyed, transferred, and assigned and novated to Buyer. Sellers and Buyer shall each use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing all novation documents (including the Novation Agreement), including responding to any requests for information by a Governmental Entity. To the extent that any state or local Government Contracts and/or applicable Law require a novation process and/or agreement similar to the federal requirements set forth in FAR Part 42, Sellers shall similarly comply with and assist in the applicable state or local novation Laws and process in a manner sufficient to effect a proper assignment and novation of the state or local Government Contracts. The representations and covenants in Sections 4.6(b) and (c) below shall apply to the state or local Government Contract novation process and requirements, if any.
(b) The parties acknowledge that the novation of the Government Contracts is subject to the Responsible Contracting Officer’s approval of a novation agreement pursuant to FAR 42.1203 recognizing Buyer as the successor-in-interest to Sellers. Unless and until the Responsible Contracting Officer recognizes Buyer as the successor-in-interest to the applicable Seller under any Government Contract, then such Seller shall, through a subcontracting arrangement or otherwise, provide to Buyer all of such Seller’s rights under such Government Contract to the maximum extent permissible under Law. In connection therewith, Buyer shall perform on behalf of the applicable Seller all of such Seller’s obligations under such Government Contract, and Sellers shall remit to Buyer all payments received under such Government Contract with respect to obligations performed by Buyer. The parties shall take all necessary steps and actions to provide Buyer with the benefits of such Government Contracts, including entry into subcontracts for the performance thereof.
(c) If Sellers are unable to make the equitable transfer described in the preceding paragraph, or if such attempted transfer of rights would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers or Buyer under such Government Contracts, Sellers and Buyer shall continue to cooperate and use their commercially reasonable efforts to provide Buyer with all rights and obligations under such Government Contracts. To the extent that any such consents, novations and waivers are not obtained, or until the impediments to such assignment are resolved, Sellers shall use their commercially reasonable efforts to: (1) provide to Buyer, at the request of Buyer, the benefits of any such Government

Contract to the extent related to the Business, (2) cooperate in any lawful arrangement designed to provide such benefits to Buyer, and (3) enforce, at the request of and for the account of Buyer, any rights of Sellers arising from any such Government Contract against any third party (including any Governmental Entity), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. As between Buyer and Sellers, the novation contemplated by this Section 4.6 shall not affect the terms of this Agreement or otherwise limit Sellers’ obligations hereunder.
4.7 Transition Services Agreement. Sellers and Buyer shall negotiate in good faith to prepare and agree to the terms of Schedule A of the Transition Services Agreement as promptly as practicable following the date of this Agreement, and in any event prior to Closing. A copy of the Transition Services Agreement is included as Exhibit E to this Agreement. The preliminary version of Schedule A that is included in Exhibit F to this Agreement, as modified in accordance with the first sentence of this Section 4.7 to include such additional services as are provided by Seller 1 to the Business on the date hereof at the cost set forth in the schedule made available to Buyer by Seller 1, as may be reasonably requested by Buyer, shall constitute Schedule A of the Transition Services Agreement to be executed and delivered at Closing.
4.8 Notification of Certain Matters.
(a) Sellers shall give prompt written notice to Buyer of (1) the occurrence or nonoccurrence of any change, fact, circumstance, condition or event, the occurrence or nonoccurrence of which would render any representation or warranty of Sellers contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate such that the Business as conducted by Sellers would be materially adversely affected, (2) the occurrence of any change, fact, circumstance, condition or event that has had or is reasonably likely to have a Business Material Adverse Effect, (3) any failure of a Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, which failure would result in the conditions set forth in Section 5.1 not being satisfied, (4) any notice or other communication from any Person party to a Designated Contract for which consent is required under Section 5.1 or any other Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (5) any legal action, lawsuit or court or arbitration proceeding pending or, to Sellers’ Knowledge, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
(b) Any change, fact, circumstance, condition or event included in a notice delivered pursuant to Section 4.8(a) shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement or limit or otherwise affect the rights or remedies available under this Agreement to Buyer, including for purposes of the indemnification or termination rights contained in this Agreement and determining whether the conditions set forth in Section 5.1 have been satisfied.
4.9 Environmental Insurance Policy. Buyer shall give Seller 1 a reasonable opportunity, substantially contemporaneously with Buyer’s preparation and review, to review the insurance application to be submitted by Buyer to the underwriter of the Environmental

Insurance Policy. Buyer shall not submit any insurance application to the underwriter without the consent of Seller 1, such consent not to be unreasonably withheld, conditioned or delayed. Within five Business Days following receipt of the Environmental Insurance Policy, Buyer shall deliver to Seller 1 a true and correct copy of the Environmental Insurance Policy.
4.10 Data Room. Within five Business Days following the Closing Date, Seller 1 shall deliver to Buyer two DVD copies of the virtual data room maintained by the Sellers in connection with the transactions contemplated by this Agreement as of the Closing Date.
4.11 Title Certificates. Within 10 Business Days following the Closing Date, Seller 1 shall deliver to Buyer the original (or replacement) title certificate to each vehicle and trailer, and other rolling stock, included in the Acquired Assets.
4.12 Certain Rights and Obligations. Certain rights and obligations of Buyer and Seller 1 in respect of Excluded Liability E are as set forth in Schedule 1.2.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction (or written waiver by Buyer) of the following conditions:
(a) each of the representations and warranties of Sellers set forth in Article II shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such date, except (1) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the following clause (2)), (2) where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect (it being agreed that (A) any materiality or Business Material Adverse Effect qualification in a representation and warranty that limits the representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Business Material Adverse Effect for purposes of this clause (2) and (B) this clause (2) will not be an exception in respect of the representation and warranty set forth in Section 2.5(b)) and (3) for the representations and warranties of Sellers set forth in Section 2.18, which shall be true and correct in all material respects, without giving effect to any materiality limitation included in such representations and warranties (as if such representation and warranties contained no materiality limitations therein), at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such date;
(b) each Seller shall have performed or complied in all material respects with each of the agreements and covenants required to be performed or complied with by such Seller under this Agreement as of or prior to the Closing;

(c) (1) no judgment, order, decree, stipulation or injunction materially delaying, enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and (2) no action or proceeding by a Governmental Entity shall be pending or threatened that seeks to materially delay, enjoin or prevent the consummation of the transactions contemplated by this Agreement;
(d) Seller 1 shall have executed and delivered to Buyer the Sellers’ Certificate;
(e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and any consents required thereunder shall have been obtained;
(f) there shall not have occurred since the date of this Agreement any Business Material Adverse Effect;
(g) each deliverable of Sellers under Section 1.4(b) shall have been delivered to Buyer;
(h) Buyer shall have received evidence that all consents to the assignments of the Designated Contracts set forth on Schedule 5.1(h) have been obtained;
(i) the Environmental Insurance Policy shall have been issued, naming Buyer as the Named Insured and Seller 1 as an Additional Insured, or a binding commitment therefor shall have been received by Buyer with no outstanding conditions to the binding of the policy other than payment of the premium; and
(j) a reputable national title insurance company acceptable to Buyer shall be prepared to issue to Buyer an owner policy of title insurance insuring that Buyer has good fee simple title to each parcel of Transferred Real Property subject to no Security Interest other than Permitted Liens.
5.2 Conditions to Obligations of Sellers. The obligation of each Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction (or written waiver by such Seller) of the following conditions:
(a) each of the representations and warranties of Buyer set forth in Article III shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such date, except (1) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the following clause (2)), and (2) where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, result in a Buyer Material Adverse Effect (it being agreed that any materiality or Buyer Material Adverse Effect qualification in a representation and warranty that limits the representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (2));

(b) Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;
(c) (1) no judgment, order, decree, stipulation or injunction materially delaying, enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and (2) no action or proceeding by a Governmental Entity shall be pending or threatened that seeks to materially delay, enjoin or prevent the consummation of the transactions contemplated by this Agreement;
(d) Buyer shall have executed and delivered to Seller 1 the Buyer’s Certificate;
(e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and any consents required thereunder shall have been obtained;
(f) the Environmental Insurance Policy shall have been issued, naming Buyer as the Named Insured and Seller 1 and its Affiliates as set forth in Exhibit G as Additional Insureds, or a binding commitment therefor shall have been received by Buyer with no outstanding conditions to the binding of the policy other than payment of the premium; and
(g) each deliverable of Buyer under Section 1.4(b) shall have been delivered to Seller 1.
5.3 Deemed Waiver. If either Party is not obligated to perform the Closing pursuant to this Agreement, but nevertheless elects to perform, and actually performs, the Closing, and the other Party is obligated to perform, the Parties shall proceed with the consummation of this Agreement as if all Parties were obligated to do so, and the Party who is not obligated to proceed but elects to do so (the “Waiving Party”) shall be deemed to have specifically waived the fulfillment of the condition or conditions, the nonfulfillment of which excused the obligation of the Waiving Party to perform pursuant to this Agreement as contemplated by Sections 5.1 and
5.2, as the case may be.
5.4 Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by Buyer’s failure to act in good faith or to use its reasonable best efforts to cause the closing conditions of Sellers to be satisfied, as required by Section 4.1(a). Sellers may not rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by a Seller’s failure to act in good faith or to use its reasonable best efforts to cause the closing conditions of Buyer to be satisfied, as required by Section 4.1(a).
ARTICLE VI
INDEMNIFICATION
6.1 Indemnification by Seller 1. Subject to the terms and conditions of this
Article VI, from and after the Closing, Seller 1 shall defend, indemnify and hold harmless Buyer,

its Affiliates and their respective successors, permitted assigns, stockholders, partners, members, managers, agents, representatives, officers, directors and employees (each, a “Buyer Party”) from and against Damages sustained, incurred or paid by a Buyer Party directly or indirectly arising from or in connection with:
(a) any failure of a representation or warranty of Sellers contained in this Agreement (other than Section 2.17(j)) to be true and correct on the date hereof and on the Closing Date as if made on such date;
(b) any failure by a Seller to perform any covenant or agreement contained in this Agreement;
(c) any Excluded Liabilities;
(d) the Special Indemnification Matter; or
(e) any Pre-Closing Environmental Liabilities or any failure of the representations and warranties of Sellers in Section 2.17(j) to be true and correct on the date of the binding of the Environmental Insurance Policy.
6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall defend, indemnify and hold harmless each Seller, their respective Affiliates and their respective successors, permitted assigns, stockholders, partners, members, managers, agents, representatives, officers, directors and employees (each, a “Seller Party”) from and against Damages sustained, incurred or paid by a Seller Party directly or indirectly arising from or in connection with:
(a) any failure of a representation or warranty of Buyer contained in this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date;
(b) any failure by Buyer to perform any covenant or agreement contained in this Agreement;
(c) any Assumed Liabilities, subject to the Buyer Parties’ indemnification rights under Sections 6.1(d) and 6.1(e); or
(d) any obligations arising after the Closing Date under Credit Support
Instruments that are in effect immediately before the Closing (and either listed on Section 2.21 of the Disclosure Schedule or consented to by Buyer pursuant to Section 4.4) and not replaced by Buyer pursuant to Section 4.4.
6.3 Claims for Indemnification.
(a) Procedure for Third-Party Claims. Except as provided in Section 7.4(b) (relating to certain Tax matters) and in Schedule 6.1A, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified

Party shall notify the Indemnifying Party promptly, and in any event not more than 30 days after becoming aware of any third-party claim, of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party, by delivering a Claim Notice with respect thereto. No delay on the part of the Indemnified Party in notifying an Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. At any time within 45 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised substantially contemporaneously of the status of such action, suit, proceeding or claim and the defense thereof. No Party shall agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Article VI, no Party shall be deemed to have unreasonably withheld, conditioned or delayed such consent if such settlement (1) would result, or would reasonably be expected to result, in the sustaining of Damages by the Party having the right to consent that are in excess of the amounts indemnifiable pursuant to this Article VI, (2) is by its terms materially detrimental to the business, operations or results of operations of the Indemnified Party and its Affiliates in the aggregate or where a Buyer Party is the Party from which consent is sought, such settlement would reasonably be expected to limit or restrict, in any material way, the ownership or use of any Acquired Assets or the conduct or operations of the Business, as conducted by or at the direction of Buyer, as long as any confidentiality undertaking that is customary for settlement agreements and required of a Buyer Party is deemed to not be a limitation or restriction, or (3) contains any admission detrimental to the Indemnified Party or any Affiliate thereof. Notwithstanding anything to the contrary contained in this Article VI, the Indemnifying Party shall not have the right to control the defense of any third party claim against an Indemnified Party if such third party claim (x) seeks an injunction or other equitable relief against an Indemnified Party, its business or any Affiliate thereof, (y) is a criminal claim or (z) would reasonably be expected to result in the Indemnified Party sustaining Damages in excess of 50% of the amount of indemnification available for the circumstances giving rise to such Damages under this Article VI.
(b) Procedure for Claims for Indemnification. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice. Except to the extent otherwise expressly stated in a written notice delivered by the Indemnifying Party within 45 days following receipt of the Claim Notice, the Indemnifying Party shall be deemed to have objected to all claims described in the Claim Notice. If a dispute relating to a Claim Notice is not resolved by Buyer and Seller 1 within 120 days following the delivery of the Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with Section 12.11. Any claim for indemnification asserted pursuant to this Article VI shall survive in accordance with Section 6.4 until the applicable claim is fully and finally resolved and the amount of Damages arising out of or related thereto has become finally determined.
6.4 Survival.

(a) The representations and warranties and pre-Closing covenants of Sellers and Buyer set forth in this Agreement, the Sellers’ Certificate and the Buyer’s Certificate shall survive the Closing and the consummation of the transactions contemplated by this Agreement and continue until (and including) the 180th day following the first anniversary of the Closing Date, at which time they shall expire, except with respect to (1) the Fundamental Representations, which representations and warranties shall survive indefinitely, (2) the representations and warranties set forth in Section 2.22(c), which shall survive until the sixth anniversary of the Closing Date, (3) the representations and warranties set forth in Section 2.17(j), which shall survive until the end of the initial 10-year coverage period of the Environmental Insurance Policy, and (4) any covenant, indemnification obligation or provision that contemplates performance after the Closing, which shall survive the Closing in accordance with its terms.
(b) Seller 1’s indemnification obligations with respect to Excluded Liabilities pursuant to Section 6.1(c) shall survive indefinitely.
(c) Seller 1’s indemnification obligations with respect to the Special Indemnification Matter pursuant to Section 6.1(d) shall survive as provided in Schedule 6.1A.
(d) Seller 1’s indemnification obligations with respect to Pre-Closing Environmental Liabilities pursuant to Section 6.1(e) shall survive as provided in Schedule 6.1B.
(e) For the avoidance of doubt, all applicable statutes of limitations or other claims periods set forth in this Section 6.4 with respect to claims for Damages pursuant to this Article VI shall be shortened or extended to the applicable claims periods set forth in Section 6.4 and all applicable claims periods and survival periods expressly set forth in this Section 6.4 shall be definitive, and shall not be modified or superseded by any statutory or other limitations period, except that, if an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the representation, warranty, covenant or agreement (including Sections 6.1(c), 6.1(d) and 6.1(e)) that is the basis for such claim, then such representation, warranty, covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim, and all applicable statutes of limitations and other claim periods shall be tolled until such claim is fully and finally resolved. For the avoidance of doubt, if a Claim Notice is delivered within the applicable period provided in this Section 6.4, nothing in this Agreement shall limit the Indemnified Party’s right thereafter to commence an action in a court of competent jurisdiction with respect to any dispute relating to such Claim Notice, regardless of whether the applicable representation, warranty, covenant or agreement (including Sections 6.1(c), 6.1(d) and 6.1(e)) has subsequently expired.
6.5 Limitations.
(a) The following limitations shall apply to indemnification claims (as described below) under this Article VI (other than as to Excluded Liabilities):
(1) Seller 1 shall not be liable for any Damages under Section 6.1(a) (other than Damages arising from or in connection with the Fundamental Representations or the representations and warranties set forth in Section 2.17(j) or Section 2.22(c)) unless and until the aggregate amount of all Damages which the Buyer Parties have become entitled to recover under Section 6.1(a) (other than Damages arising from or in connection with the Fundamental Representations or the representations and warranties set forth in Section 2.17(j) or Section 2.22(c)) exceeds 1% of the Adjusted Purchase Price (the “Basket”), whereafter the Buyer Parties shall be entitled, subject to this Article VI, to recover Damages in excess of the Basket.
(2) Seller 1 shall not be liable for any Damages under Section 6.1(a) (other than Damages arising from or in connection with the Fundamental Representations or the representations and warranties set forth in Section 2.17(j)) to the extent that such Damages, when aggregated with all other Damages to which the Buyer Parties have become entitled to recover under Section 6.1(a) (other than Damages arising from or in connection with the Fundamental Representations or the representations and warranties set forth in Section 2.17(j)) exceed $30,000,000.
(3) Seller 1 shall not be liable for any Damages under Section 6.1 to the extent that such Damages, when aggregated with all other Damages to which the Buyer Parties have become entitled to recover under this Agreement (other than pursuant to Sections 6.1(c)) exceed the Adjusted Purchase Price.
(4) Seller 1’s liability for any Damages under Section 6.1(d) shall be limited as set forth in Schedule 6.1A.
(5) Seller 1’s liability for any Damages under Section 6.1(e) shall be limited as set forth in Schedule 6.1B.
(6) The amount of Damages to which a Buyer Party is entitled with respect to any claim shall be calculated net of any accruals, reserves or provisions for such Damages that are reflected as a liability in the Balance Sheet (to the extent such liability is an Assumed Liability) in respect of Damages under Sections 6.1(c) and 6.1(d) and in respect of Damages under Section 6.1(e) with respect to Lancaster Corrective Action Obligations (which accrued liability is addressed in Schedule 6.1B).
(7) The amount of Damages recoverable by a Buyer Party under this Agreement (but not any cap on Sellers’ indemnification obligations) shall be reduced by the amount of any payment, indemnity, contribution or similar benefit received by the Buyer Party with respect to such Damages from any insurance provider or any other third party (net of any costs of collection and increases in premiums, in each case, that are directly attributable to the claim). If the Buyer Party actually receives any insurance or other third-party payment in connection with any claim for Damages for which it has already received a payment from Seller 1 (or any of its Affiliates), the Buyer Party shall pay to Seller 1 or Seller 1’s designee, within 30 days after such payment is actually received, an amount equal to the difference of (A) the amount previously received by the Buyer Party from Seller 1 (or any of its Affiliates) with respect to such claim plus the amount of such insurance or other third party payment (net of any costs of collection and increases in premiums, in each case, that are directly attributable to the claim) minus (B) the amount of Damages to which the Buyer Party has become entitled from Seller 1 under this Agreement in connection with such claim without giving effect to any insurance or other third-party payment received by the Buyer Party in connection with the claim for Damages.
(8) If the Buyer Parties may be entitled to assert a claim for indemnification on the basis of a set of facts and circumstances under either Section 6.1(a) or Section 6.1(b) in respect of any failure by a Seller to perform any covenant or agreement to be performed on or prior to the Closing Date, then the Buyer Parties shall assert the claim under Section 6.1(a), except that the Buyer Parties shall have the right to assert under Section 6.1(b) any claim for indemnification based on a breach by a Seller of any covenant or agreement contained in Section 4.2. If the Seller Parties may be entitled to assert a claim for indemnification on the basis of a set of facts and circumstances under any of Sections 6.2(a) or 6.2(b), then the Seller Parties shall assert the claim under Section 6.2(a).
(9) In no event shall any Seller, Buyer or their respective Affiliates have any obligation or liability for
(A) any Damages arising from or relating to, directly or indirectly, any legislation or accounting principle not in force on the date of this Agreement (or any alteration or repeal of any legislation or accounting principle in force on the date of this Agreement), or which takes effect retroactively;
(B) any Damages arising from or relating to any act, omission or transaction carried out by or at the request, or with the written consent of (x) Buyer or any Affiliate thereof, with respect to Damages claimed by a Buyer Party, or (y) Seller 1 or any Affiliate thereof, with respect to Damages claimed by a Seller Party; or
(C) any Damages claimed for breach of a representation or warranty in any Claim Notice received by Seller 1 after the end of the survival period for the representation or warranty provided for in Section 6.4.
(b) The Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages to which it may be entitled under this Agreement. As used in this subparagraph (b), “commercially reasonable efforts” shall not require the commencement of litigation proceedings and shall exclude efforts that the Indemnified Party reasonably, in good faith believes would (1) damage one or more material commercial relationships, (2) require any modification to a material agreement or contract, (3) involve admission of wrongdoing or breach, or (4) in the reasonable determination of an executive officer of Buyer’s ultimate parent entity, have a materially damaging effect on the reputation of Buyer or any of its Affiliates.
(c) From and after the Closing, except with respect to (1) claims for fraud, (2) claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, (3) claims subject to resolution in accordance with the procedures set forth in Sections 1.5 and 1.6 and (4) claims for breach of Section 10.4 or Section 10.6, the rights provided to the Parties under this Article VI shall be the sole and exclusive remedies of the Parties and their respective Affiliates with respect to the subject matter of this Agreement, and the Parties and their respective

Affiliates waive any and all rights and remedies at law or in equity against adverse Parties and their respective Affiliates (including under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and other Environmental Laws), with respect to claims under this Agreement. Without limiting the meaning of the preceding sentence, except in the case of fraud, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.
(d) Unless such Person is a Party, no stockholder, director, officer, members, managers, employee or Affiliate of any Party shall have any liability or obligation with respect to this Agreement or any claim or cause of action based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement.
(e) Neither Party may recover under this Article VI for the matters that are subject to resolution in accordance with the procedures set forth in Sections 1.5 and 1.6.
6.6 Materiality Qualifications. For purposes of calculating Damages (but not for determining the failure of any representation or warranty to be true and correct) hereunder, any qualification in the representations and warranties herein as to materiality, Business Material Adverse Effect, Buyer Material Adverse Effect or words of similar import shall be disregarded, except for such qualifications included within the definition of “Business Material Adverse Effect” or “Buyer Material Adverse Effect,” in each case, to the extent such terms are included in any representation or warranty, and the $100,000 amount in the defined term “Material Environmental Liability” as used in the representations and warranties herein shall be deemed to have been replaced with $0.
6.7 Treatment of Indemnification Payments. The Parties shall treat all indemnification payments made under this Agreement as an adjustment to the Adjusted Purchase Price.
6.8 Manner of Payment. The Buyer Parties and the Seller Parties shall effect any indemnification pursuant to this Article VI by wire transfer of immediately available funds from Seller 1 or Buyer, as the case may be, to an account designated by Buyer or Seller 1, as the case may be, within 10 days after the determination of the amount of the indemnification obligation pursuant to this Article VI.
6.9 Special Indemnification Matter and Pre-Closing Environmental Liabilities. Schedule 6.1A sets forth certain agreements of the Parties regarding the Special Indemnification Matter, and Schedule 6.1B sets forth certain agreements of the Parties regarding the Pre-Closing Environmental Liabilities.
6.10 Acknowledgement of Agency. Seller 2 acknowledges and agrees that for purposes of this Agreement, it appoints and empowers Seller 1 to act as its agent and attorney-in-fact in all matters, to negotiate the resolution of any dispute arising out of this Agreement or any document or instrument delivered in connection herewith or pursuant hereto, to sign its name on any document or instrument that may be advisable or required after Closing in connection with the transactions contemplated hereby, to direct any payment to be made by Seller 2 to any account, to settle any claim in connection with this Agreement or the transactions related hereto, and to in all matters act on its behalf. The Buyer Parties shall have no liability for relying in full on any representation (oral or written) made by Seller 1, and no obligation to make any queries of Seller 2, with regard to the matters contemplated herein or on any document, certificate, instrument, agreement or other writing delivered by Seller 1 on behalf of Seller 2.
ARTICLE VII
TAX MATTERS
7.1 Payment of Transfer Taxes. Each of Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for the payment of one-half (1/2) of the transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Each of Buyer and Sellers, as appropriate pursuant to applicable Law, shall, at its own expense (but subject to reimbursement by the other Party for its share of Transfer Taxes three Business Days prior to the due date of any Transfer Tax Return), timely file any Transfer Tax Return or other document with respect to Transfer Taxes (and each non-filing Party shall cooperate and cause its Affiliates to cooperate with respect thereto as necessary)
7.2 Allocation of Property Taxes. Real, personal, intangible and ad valorem Taxes with respect to the Acquired Assets attributable to any period that includes, but does not end on, the Closing Date shall be prorated to the portion of such period ending on the Closing Date by multiplying the amount of such Taxes for the entire period by a fraction, the numerator of which is the number of days in the portion of such period ending on the Closing Date and the denominator of which is the total number of days in such period. Sellers shall be responsible for the payment of such Taxes for the portion of such period ending on the Closing Date and Buyer shall be responsible for the payment of such Taxes for the portion of such period beginning on the date after the Closing Date.
7.3 Refunds. Buyer shall promptly forward to or reimburse Sellers for any Tax refunds (including any interest paid thereon) due to a Seller (pursuant to clause (e) of the definition of “Excluded Assets”) after receipt thereof, and each Seller shall promptly forward to or reimburse Buyer for any Tax refunds (including any interest paid thereon) due Buyer after receipt thereof.
7.4 Cooperation on Tax Matters; Tax Audits.
(a) Buyer and Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns and resolution of all Tax Audits and contests for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary or appropriate information. Such cooperation shall include, but not be limited to, furnishing in a timely manner any information within a Party’s possession or subject to that Party’s control as may be reasonably requested by the Party filing such Tax Returns. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending Tax Audits and contests and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing

Authority which relate to the Acquired Assets or the Business. Buyer, Sellers and their respective Affiliates (i) shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder and (ii) agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary or appropriate to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).
(b) Each Seller shall have the right, at its own expense, to control any Tax Audit or contest and to resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes or Tax Returns of such Seller. Buyer shall have the right, at its own expense, to control any other Tax Audit or contest and to resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes or Tax Returns with respect to the Acquired Assets or the operations of the Business for any period beginning on or after the Closing Date. This Section 7.4(b) rather than Section 6.3(a) shall govern with respect to the allocation of responsibility for the conduct of Tax Audits, Tax contests, claims for Tax refunds, and proceedings relating to assessments, notices of deficiency or other adjustments or proposed adjustments relating to Taxes.
7.5 Scope of Article VII. For the avoidance of doubt, any claim by any Party relating to a breach by another Party of its obligations under this Article VII shall be pursued in accordance with the procedures for indemnification claims, and, except as set forth in Section 7.4, shall be subject to the terms, conditions and limitations, set forth in Article VI.
ARTICLE VIII
TERMINATION
8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:
(a) the Parties may terminate this Agreement by mutual written consent of Buyer and Seller 1;
(b) Seller 1 may terminate this Agreement by written notice to Buyer if (1) a breach or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred, or (2) any representation or warranty of Buyer under this Agreement shall not be true and correct, which, in either case, (A) is incapable of being cured (or, if capable of being cured, shall not have been cured by the earlier to occur of (x) the last Business Day immediately preceding the Termination Date or (y) the 20th Business Day following receipt by Buyer of notice of such breach from Seller 1) and (B) would result in the failure to be satisfied of one or more of the conditions to the obligations of Sellers to consummate the Closing contemplated by this Agreement as set forth in Article V; provided that neither Seller is then in material breach of any provision of this Agreement;

(c) Buyer may terminate this Agreement by written notice to Seller 1 if (1) a breach or failure to perform any covenant or agreement on the part of Sellers set forth in this Agreement shall have occurred, or (2) any representation or warranty of Sellers under this Agreement shall not be true and correct, which, in either case, (A) is incapable of being cured (or, if capable of being cured, shall not have been cured by the earlier to occur of (x) the last Business Day immediately preceding the Termination Date or (y) the 20th Business Day following receipt by Seller 1 of notice of such breach from Buyer) and (B) would result in the failure to be satisfied of one or more of the conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Article V; provided that Buyer is not then in material breach of any provision of this Agreement;
(d) Buyer or Seller 1 may terminate this Agreement by written notice to Seller 1 or Buyer, respectively, if any Governmental Entity with jurisdiction over such matters shall have issued a judgment, order, decree, stipulation or injunction (a “Governmental Order”) enjoining or preventing the consummation of the transactions contemplated by this Agreement and such Governmental Order shall have become final and unappealable, except that this Section 8.1(d) shall not be available to Buyer or Seller 1 unless Buyer and Seller 1, respectively, shall have used their respective reasonable best efforts to oppose or have made inapplicable to the transactions contemplated by this Agreement any such judgment, order, decree, stipulation or injunction and such efforts have not been successful by the Termination Date;
(e) Buyer may terminate this Agreement by written notice to Seller 1 if (1) there shall have occurred any Business Material Adverse Effect or (2) any change, effect, event, occurrence, condition or circumstance that together with other changes, effects, events, occurrences, conditions or circumstances could reasonably be expected to have a Business Material Adverse Effect, which, in either case, is incapable of being cured (or, if capable of being cured, shall not have been cured by the earlier to occur of (x) the last Business Day immediately preceding the Termination Date or (y) the 20th Business Day following receipt by Seller 1 of notice of such breach from Buyer); and
(f) Buyer or Seller 1 may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before October 24, 2014 (the “Termination Date”) by reason of the failure of (1) in the case of a termination by Buyer, any condition precedent under Section 5.1 (unless the failure results from a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement) or (2) in the case of a termination by Seller 1, any condition precedent under Section 5.2 (unless the failure results from a material breach by a Seller of any representation, warranty, covenant or agreement contained in this Agreement).
8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, except for Article XI, this Section 8.2 and Sections 4.3(b), 12.1, 12.2, 12.3, 12.4, 12.5, 12.7, 12.8, 12.10, 12.11, 12.13, 12.15, 12.16, 12.17 and 12.18 (which shall survive any such termination), all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties, and there shall be no liability on the part of any Party or its officers, directors, members, managers, stockholders or Affiliates. Notwithstanding the preceding sentence, termination of this Agreement shall not relieve any Party from liability for any Damages resulting from willful breach, prior to such termination, of any covenant or agreement set forth in this Agreement.
ARTICLE IX
EMPLOYEE MATTERS
9.1 Offer of Employment; Continuation of Employment. On or before the Closing Date, Buyer shall make offers of employment, which shall be conditional on the occurrence of the Closing, to all Business Employees who are employed by Seller 1 on the Closing Date (including any such Business Employees who are on approved leave on the Closing Date because of jury duty, family or medical leave, sick leave, vacation, salary continuation or military duty or who are on short-term disability, but excluding any such Business Employees who are on long-term disability). Each such offer shall provide for (a) base compensation that is the same as or greater than the base compensation paid to such Business Employee immediately prior to the Closing Date, (b) authority, duties and responsibilities that are the same as or greater than the authority, duties and responsibilities that each such Business Employee had immediately prior to the Closing Date and (c) the same working location where each such Business Employee worked immediately prior to the Closing Date. Unless any such Business Employee declines Buyer’s offer of employment, each such Business Employee shall be deemed to have accepted Buyer’s offer of employment and shall become an employee of Buyer as of the Closing Date and shall cease participating in any Employee Benefit Plans, except as provided in Section 9.2. The Business Employees employed by Seller 1 who accept (or are deemed to accept) employment with Buyer shall be referred to herein as the “Transferring Employees.”
9.2 Continued Benefits. From the Closing until the last day of the month that is more than 30 days following the Closing (the “Benefits Transition Period”), Seller 1 shall continue to allow all Transferring Employees to remain covered under any Employee Benefit Plan that is a welfare benefit plan in which such Transferring Employee participates immediately prior to Closing on the same terms as continuing active employees of Seller 1.
(a) Cooperation. Seller 1 agrees to fully cooperate with Buyer to provide Buyer access to its payroll, timekeeping and employee benefits information systems and hardware and to provide consulting assistance to Buyer in transitioning all data, data processes systems and, as appropriate, hardware for payroll, timekeeping and employee benefits from Seller 1’s systems to Buyer’s systems so as to ensure the timely and orderly transition of all Transferring Employees from the Employee Benefit Plans to the Buyer Plans.
(b) Indemnification. Buyer agrees to indemnify and hold Seller 1 harmless for any and all Damages arising or resulting from each and every claim for benefits made against Seller 1 that arises out of or is made in connection with the continued participation of the Transferring Employees in Employee Benefit Plans that are welfare benefit plans. For purposes of the preceding sentence, “claim for benefits” shall mean and include any and all claims, including claims for benefits in the ordinary course of plan administration and distributions, and including grievances, demands, actions, causes of action, liability, suits, arbitrations or hearings, of any kind or nature whatsoever, arising out of the continued participation of the Transferring Employees in the Employee Benefit Plans, other than any grievances, demands, actions, causes of action, liability, suits, arbitrations or hearings, of any kind or nature, that are the result of Seller 1’s improper administration of such Employee Benefit Plans. Buyer shall be permitted to receive information regarding, but not to control, the defense of any claim indemnifiable under this Section 9.2(b) except to the extent that Seller 1 determines that such receipt of information could result in the loss of any attorney-client privilege or right under the work-product doctrine of Seller 1. Buyer will cooperate fully with Seller 1 in exchanging such information and providing such assistance as Seller 1 may reasonably request in connection with the defense of a claim indemnifiable under this Section 9.2.
9.3 Compensation; Employee Benefits; Plans.
(a) Except where otherwise provided by applicable Laws and subject to any “actively at work” requirements applicable under any Buyer Plan, from the Closing Date until the first anniversary of the Closing Date, Buyer shall, or shall cause one of its Affiliates to, provide the Transferring Employees with: (a) total cash compensation, including base salary and bonus opportunity, and (b) employee benefit plans, programs and arrangements, that are substantially similar in the aggregate to those provided to the Transferring Employees (not including any Transferring Employees residing in Canada) immediately prior to the Closing Date. To the extent that the terms of the Collective Bargaining Agreement provide requirements or benefits that differ from those set forth in this Section 9.3, such terms shall govern in lieu of this Section 9.3. In cases where benefit plans or benefit coverages provided to Transferring Employees covered by the Collective Bargaining Agreement are maintained under Employee Benefit Plans, Buyer will bargain and negotiate in good faith and use its commercially reasonable efforts to enter into agreements with the labor union representing such Transferring Employees to substitute the benefit plans or benefit coverages provided by Seller 1 under the Collective Bargaining Agreement with benefit plans or coverages of Buyer and that otherwise comply with the Collective Bargaining Agreement.
(b) Subject to Section 9.10 and except for commissions and sales incentive bonuses, Seller 1 shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee of the Business, including hourly pay, bonus other than sales incentive bonus, salary, fringe, pension or profit sharing benefits or severance pay, for any period relating to the service with Seller 1 at any time prior to the Closing Date, and Seller 1 shall pay all such amounts to all entitled persons on or prior to the Closing Date or on the regular payroll date next following the Closing Date.
(c) Seller 1 shall remain solely responsible for the satisfaction of all claims under the Employee Benefit Plans that are incurred by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof prior to the end of the Benefits Transition Period, other than any self-funded Employee Benefit Plans, which claims, to the extent incurred on or after the Closing Date but prior to the end of the Benefits Transition Period, shall be payable under the Employee Benefit Plans but shall be reimbursable to Seller 1 by Buyer. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, long-term disability and workers’ compensation insurance benefits, on the event giving rise to such benefits; and (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided.
(d) Buyer shall comply with Schedule 9.3(d).
9.4 Eligibility. With respect to any Buyer Plan in which any Transferring Employee first becomes eligible to participate on or after the Closing Date, Buyer shall (or shall cause its Affiliates to): (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under a Buyer Plan providing group health benefits, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior to the Closing Date under the analogous Employee Benefit Plan; (b) credit such Transferring Employee and his or her eligible dependents under the Buyer Plans for the amount of any year to date deductible and/or out of pocket expenses that the Transferring Employee has previously paid up to the Closing Date against the applicable annual deductibles and out-of-pocket limits in the Buyer
Plan’s based on the plan option and level of coverage selected under such Buyer Plan for the plan year in which such participation begins; and (c) recognize all service of such Transferring Employees with Seller 1 and its Affiliates and predecessors (including recognition of all prior service with any entity (including any such Affiliate prior to its becoming an Affiliate of Seller) that was recognized by Seller 1 (or any such Affiliate) prior to the date of this Agreement in the ordinary course of administering its (or such Affiliate’s) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Buyer Plan, to the extent that such service was recognized for such purpose under the analogous Employee Benefit Plan; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Employee Benefit Plan. In addition, within 30 days of the Closing Date, Buyer shall credit the
Transferring Employees’ Health Reimbursement Account (“HRA”), to the extent electing to participate in the Trinity Self-Directed Plan and still participating therein on such date, with the greater of: (y) the HRA amount that would normally apply under the Buyer Plan (based on time of hire, medical plan option, and level of coverage elected); or (z) the 2014 year-to-date HRA balance, which shall equal the amount of 2014 HRA contributions made by Seller 1 prior to the Closing Date minus the amount of 2014 HRA reimbursements paid to the Transferring
Employee from Sellers’ HRA.
9.5 Accrued Sick or Vacation Time. Except where otherwise provided by applicable Laws, Seller 1 shall, on or before the Closing Date or on the regular payroll date next following the Closing Date, pay each Transferring Employee for any accrued but unused vacation and sick leave earned as of the Closing under the vacation and sick leave policy of Seller 1 applicable to such Transferring Employee, and Buyer shall have no liability therefor following the Closing. Buyer shall accrue vacation and sick leave for each Transferring Employee according to its vacation and sick leave policies following Closing. Additionally, if a Transferring Employee has scheduled vacation time off for the period of time between the Closing Date and December 31, 2014 for accrued time which Seller 1 has paid such Transferring Employee at Closing, then Buyer shall permit the Transferring Employee to take the scheduled time off without pay.
9.6 Flexible Account Plan. To the extent Transferring Employees participate in a dependent care or medical expense reimbursement account of Seller 1 (“Sellers’ Flexible

Account Plan”) during the calendar year that includes the Closing, Buyer shall establish (or cause its Affiliates, if applicable, to establish) one or more comparable plans and/or allow such Transferring Employees to participate in a dependent care or medical expense reimbursement account that Buyer presently maintains (“Buyer’s Flexible Account Plan”). Buyer shall cause the Buyer’s Flexible Account Plan to accept a spin-off of the accounts in the Sellers’ Flexible Account Plan of each Transferring Employee who participates in the Sellers’ Flexible Account Plan immediately prior to the end of the Benefits Transition Period and to honor and continue through the end of the plan year that includes the Closing Date the elections made by each
Transferring Employee under the Sellers’ Flexible Account Plan. Effective with the end of the
Benefits Transition Period, Sellers shall cause to be transferred from the Sellers’ Flexible
Account Plan to the Buyer’s Flexible Account Plan the excess, if any, of the aggregate accumulated contributions to the accounts under the Sellers’ Flexible Account Plan made by the
Transferring Employees prior to the end of the Benefits Transition Period during the year in which the Closing Date occurs over the aggregate reimbursement payouts paid to the Transferring Employees for such year from such accounts.
9.7 Defined Contribution Plan. To the extent Transferring Employees participate in a defined contribution plan of Seller 1 immediately prior to the Closing Date, Buyer shall, as soon as practicable after the Closing Date, establish a defined contribution plan for the benefit of such Transferring Employees and/or allow such Transferring Employees to participate in a defined contribution plan Buyer presently maintains. Effective as of the Closing Date, each Transferring Employee shall be fully vested in his or her account balance under the Thomas & Betts Corporation Employees Investment Plan (“Seller 1’s 401(k) Plan”). In addition, Seller 1 shall, or shall cause one of its Affiliates to, ensure that Seller 1’s 401(k) Plan allow any Transferring Employees who have an outstanding loan balance in Seller 1’s 401(k) Plan as of the Closing Date to make, without default, periodic loan repayments to Seller 1’s 401(k) Plan via check or electronic funds transfer in accordance with any such Transferring Employee’s regular repayment schedule until such time as the outstanding loan balance is paid off.
9.8 Employees Subject to Collective Bargaining. To the extent required by applicable Law, Seller 1 will provide notice to the Union representing Business Employees of the transactions contemplated by this Agreement and engage in good faith bargaining over the effects of this transaction with that Union. Buyer shall recognize the Union and assume and comply with obligations to bargain with the Union regarding terms and conditions of employment for the bargaining unit.
9.9 Employment-Related Liabilities.
(a) Buyer shall reimburse Seller 1 for, and shall indemnify and hold Seller 1 harmless against, (1) any amounts to which any Business Employee becomes entitled under any Employee Benefit Plan or individual arrangement, applicable Law or otherwise (including any severance obligations) that exist or arise (or may be deemed to exist or arise) as a result of, or in connection with Buyer’s failure to offer employment to the Business Employees or employ the
Transferring Employees in accordance with this Article IX or applicable Law, and (2) any liability and obligation relating to any Transferring Employee that arises on or after the Closing Date.

(b) Seller 1 shall be responsible for, and shall indemnify and hold Buyer harmless against, (1) any amounts to which any Business Employee becomes entitled under any Employee Benefit Plan or individual arrangement, applicable Law or otherwise (including any severance obligations) that exist or arise (or may be deemed to exist or arise) as a result of, or in connection with any Business Employee employed by Seller 1 who fails to accept Buyer’s offer of employment and whose employment is subsequently terminated by Seller 1, and (2) all liabilities and obligations relating to any claims by any Business Employee with respect to all actions, charges, grievances, arbitrations, suits, proceedings, disputes, claims or investigations that arise from or are in connection with acts, omissions or the operation of the Business by Sellers on or before the Closing Date, even if such claim is brought after the Closing Date.
(c) Seller 1 shall be responsible for, and shall indemnify and hold Buyer harmless against, all obligations under Section 3(a) of the Retention Agreements arising from or in respect of the consummation of the transactions contemplated by this Agreement.
9.10 Workers Compensation. Seller 1 shall retain liability for any injuries or occupational injuries occurring prior to the Closing Date. Buyer shall be liable for injuries or occupational injuries that occur on or after the Closing Date.
9.11 U.S. WARN Act. Buyer agrees to provide any required notice under WARN and any other similar applicable Law and to otherwise comply with any such Law with respect to any
“plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing Date. Seller shall be responsible for complying with WARN and any other similar applicable Law with respect to any plant closing or mass layoff relating to the Business occurring before the Closing Date.
9.12 U.S. COBRA. Buyer shall have the sole responsibility for “continuation coverage” benefits provided on or after the Closing Date for all Transferring Employees and “qualified beneficiaries” of Transferring Employees for whom a “qualifying event” occurs on or after the Closing Date; provided, however, that during the Benefits Transition Period pursuant to Section 9.2, Seller 1 shall be responsible for all COBRA administration associated with any Transferring Employees and qualified beneficiaries of Transferring Employees for whom a qualifying event occurs during the Benefits Transition Period. Seller 1 shall retain full responsibility for any qualifying event occurring prior to the Closing Date. From and after the end of the Benefits Transition Period, Buyer shall be responsible for all COBRA administration associated with any Transferring Employees and qualified beneficiaries of Transferring
Employees for whom a “qualifying event” occurs on or after the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.
9.13 Multiemployer Plan. Buyer and Seller 1 shall take all steps necessary under Section 4204 of ERISA so that the transaction contemplated by this Agreement will not constitute a partial or complete withdrawal under Section 4201 of ERISA. The parties hereto acknowledge and agree that the sale of assets under this Agreement constitutes a bona fide, arm’s length sale of assets between unrelated parties, and the parties intend that this Agreement will be covered by and satisfy all of the requirements of Section 4204 of ERISA. With respect to the Multiemployer Plan, Buyer and Seller 1 agree to the following:

(a) Contributions. Buyer agrees to contribute to the Multiemployer Plan, with respect to the covered operations, for substantially the same number of contribution base units for which Seller 1 had an obligation to contribute to the Multiemployer Plan as of the Closing.
(b) Security. Buyer agrees that, if it does not qualify for an exemption pursuant to PBGC Regulation Section 4204.11(a), it will provide a bond or place an amount into escrow in accordance with Section 4204(a)(1)(B) of ERISA.
(c) Seller 1’s Secondary Liability. In the event Buyer withdraws from the Multiemployer Plan in a complete withdrawal, or a partial withdrawal with respect to the covered operations, during the five plan years commencing with the first plan year beginning after the Closing Date, Seller 1 shall be secondarily liable, but only to the extent required by
Section 4204 of ERISA with respect to the covered operations if Buyer’s primary liability to the
Multiemployer Plan is not paid. If Buyer withdraws from the Multiemployer Plan before the last day of the fifth plan year beginning after the Closing Date, and fails to make any withdrawal liability payment when due, then Seller 1 shall pay to the Multiemployer Plan an amount determined in accordance with the requirements of Section 4204 of ERISA, reduced, as permitted under Section 4204 of ERISA, by the amounts paid by Buyer.
(d) Reduction of Liability. The liability of a party furnishing a bond or escrow shall be reduced, upon payment of any bond or escrow to the Multiemployer Plan, by the amount thereof in accordance with Section 4204(a)(4) of ERISA.
(e) Buyer’s Indemnification. Buyer agrees that, to the extent Buyer is required to contribute to the Multiemployer Plan pursuant to this Agreement and, with respect to the Multiemployer Plan, for the five plan years beginning after the Closing Date, Buyer will make such contributions on a timely basis. Buyer further agrees that it shall be liable to Seller 1 and shall defend, indemnify and hold Seller 1 and its shareholders, officers, directors, employees and agents harmless from any withdrawal liability, claims, costs, damages, expenses, taxes, penalties or fines arising solely out of any failure by Buyer to satisfy the requirements of this Section 9.13 and with respect to any actions Buyer may take after the Closing Date which results in any withdrawal liability under the Multiemployer Plan. Seller 1 agrees to provide Buyer with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability by the Multiemployer Plan against Seller 1 and for which Seller 1 asserts
Buyer may be liable as a result of Buyer’s failure to satisfy the requirements of this Section 9.13. In any event Seller 1 shall immediately furnish Buyer with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Plan. If any such withdrawal liability shall be assessed against Seller 1, Seller 1 further agrees to provide Buyer with reasonable advance notice of any intention on the part of Seller 1 not to make full payment of any withdrawal liability when the same becomes due.
9.14 No Third-Party Beneficiary Rights. Nothing in this Article IX, whether express or implied, shall (a) create any third-party beneficiary or other rights in any present or former employee of any Seller (including any beneficiary or dependent thereof), any other participant in any Employee Benefit Plan or any other Person, (b) create any rights to continued employment with Buyer or any of its Affiliates, or (c) constitute or be deemed to constitute an amendment to any Employee Benefit Plan or any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Buyer, any Seller or any of their respective Affiliates.
ARTICLE X
OTHER POST-CLOSING COVENANTS
10.1 Claims Against Directors, Managers, Officers and Employees. Buyer shall not make, and shall cause Buyer’s Affiliates not to make, any claims against any current or former directors, managers, officers or employees of Seller 1 for their actions or omissions in their capacity as directors, managers, officers or employees of Seller 1, that took place on or before the Closing Date, except that this Section 10.1 shall not apply in the case of fraud, bad faith or intentional misconduct.
10.2 Payment of Certain Monies. In the event that a Seller (or an Affiliate thereof) receives an invoice for, or is otherwise charged with, after the Closing, any Assumed Liabilities, such Seller shall promptly forward to Buyer such invoice or details of such charge, and Buyer shall pay, discharge or otherwise assume responsibility for such invoice or charge. In the event that Buyer or any of its Affiliates receives an invoice for, or is otherwise charged with, after the Closing, any Excluded Liabilities, Buyer shall promptly forward to Seller 1 such invoice or details of such charge, and Seller 1 or its Affiliates shall pay, discharge or otherwise assume responsibility for such invoice or charge. Buyer shall promptly forward to Seller 1 all monies received by Buyer or its Affiliates following the Closing with respect to any Excluded Asset, and Sellers shall promptly forward to Buyer all monies received by any Seller or its Affiliates following the Closing with respect to any Acquired Asset.
10.3 Right to Assert or Waive Privilege. The Parties acknowledge that (a) at all times up to the Closing, in-house and outside counsel of Seller 1 and its Affiliates (“Sellers’ Counsel”) have represented only the Sellers and (b) Sellers’ Counsel possess or will possess communications and documents that Sellers’ Counsel prepared or will prepare that relate to the
Business or the transactions contemplated by this Agreement and were or will be delivered or prepared before the Closing (collectively, the “Sellers’ Counsel Work Product”). The Parties further acknowledge that Sellers’ Counsel has been and will be providing before the Closing legal advice to Sellers relating to the Business and the transactions contemplated by this
Agreement and in such capacity will have obtained privileged communications between Sellers’
Counsel, on the one hand, and the Sellers, including their directors, officers and employees, on the other hand (the “Privileged Communications”). Buyer shall use commercially reasonable efforts to preserve any attorney-client privilege as to Privileged Communications that Buyer may be deemed to obtain as a result of the transactions contemplated by this Agreement. Subject to the last sentence of this Section 10.3, Buyer shall not seek disclosure or discovery of any item of Sellers’ Counsel Work Product or Privileged Communications to use in any legal proceeding (including arbitration) and shall not assert any right to waive or exercise any right to waive, or seek the waiver of, any attorney-client privilege as to Privileged Communications. Buyer shall have the right to (1) assert any attorney-client privilege as to Privileged Communications, except in any action, proceeding or arbitral action between the Parties as to transactions contemplated by or the subject matter of this Agreement or the Ancillary Agreements, and (2) waive such attorney-client privilege as to Privileged Communications in connection with any disputes between Buyer and any Person other than a Party, but only if such waiver (x) relates to Privileged Communications that are not related to the transactions contemplated by this
Agreement, (y) would not create or increase any liability or obligation of Sellers and (z) relates to Privileged Communications that are not related to any Excluded Liability or any matter that could be subject to indemnification pursuant to Article VI.
10.4 Use of Names.
(a) Sellers are not conveying any ownership rights in, or (except as expressly set forth in Section 10.4(b)) granting any license to use, any Seller Mark to Buyer or any of its Affiliates and, after the Closing, Buyer shall, and shall cause each of its Affiliates to, not use in any manner any Seller Mark. In the event Buyer violates any of its obligations under this Section 10.4, each Seller and its Affiliates may proceed against Buyer in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 10.4 may cause each Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer, therefore, agrees that in the event of any actual or threatened violation of this Section 10.4, each Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 10.4, without the necessity of posting a bond.
(b) Buyer shall have a non-exclusive, non-transferable, fully-paid and royalty-free license (without the right to sublicense such rights) to use, solely in connection with the conduct of the Business in the ordinary course, the Licensed Seller Marks:
(1) for a period commencing on the Closing Date until (and including) the 180th calendar day following the Closing Date, (A) on building signage at the Transferred Real Property, (B) on product catalogs, product brochures and other product documentation that are used in the Business and physically existing as of the Closing Date, as long as any such catalog, brochure or documentation is marked or labeled with a sticker or stamp to the effect that the business conducted with the Acquired Assets is not affiliated with Sellers, (C) in any website or other digital content that is used as of the Closing Date by the Business, and (D) in new customer approval drawings, in-process customer approval drawings and fabrication drawings for customized structures in connection with the Business, in the case of clauses (A), (B), (C) and (D) as long as Buyer uses commercially reasonable efforts to cease usage of the Licensed Seller Marks as promptly as practicable; and
(2) for a period commencing on the Closing Date until (and including) the 90th calendar day following the Closing Date, in brochures and other documentation used in connection with the Business and indicating that Seller 1 is a former owner of the Business, as long as Buyer’s use of the Licensed Seller Marks under this clause (2) is limited to the name of
Seller 1 in plain type, does not include use of any logo, symbol, design or image that is a Licensed Seller Mark and is subject to the consent of Seller 1, not to be unreasonably withheld, conditioned or delayed;
(c) Notwithstanding anything to the contrary in this Section 10.4, from and after the Closing, Buyer shall, and shall cause each of its Affiliates to, make clear in all correspondence, communications or other information disseminated by Buyer or its Affiliates regarding the business conducted with the Acquired Assets that the business conducted with the Acquired Assets is no longer affiliated with Sellers.
10.5 Post-Closing Access and Cooperation. After the Closing Date, each Party shall provide the other Parties with such reasonable assistance (without charge, unless any Party is entitled to indemnification therefor pursuant to Article VI or unless such assistance is otherwise covered by the Transition Services Agreement) as may be requested by the other Parties in connection with any matter, dispute, claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including any Tax Return or form) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities, and the Business. Such assistance shall include permitting the Party requesting assistance to have reasonable access to the employees, books and records of the other Parties, except that any Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access would result in a violation of confidentiality obligations of the Party to a third party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege (as long as such Party or counsel for such Party use its commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that would not result in the loss of attorney-client privilege in the opinion of counsel from the Party to which access is sought).
10.6 Non-Competition and Non-Solicitation.
(a) Subject to Section 10.6(f), until the fifth anniversary of the Closing Date, Sellers agree that they shall not, and shall cause their Affiliates not to, directly or indirectly through any Person or contractual arrangement, own any interest in, manage, control, participate in, consult with, render services for or in any manner engage in any business engaged in or that otherwise competes with the Business. Sellers acknowledge that the Business is planned to be conducted throughout North America and agree that the provisions in this Section 10.6(a) shall operate throughout North America. The preceding sentences shall not prevent a Seller or its Affiliates from acquiring any company or business that derived less than 15% of its revenue in the last completed fiscal year of the company or business for which financial results are available from the sale of products within the definition of Business.
(b) Subject to Section 10.6(f), until the second anniversary of the Closing Date, Sellers agree that they shall not, and shall cause their Affiliates not to, directly or indirectly through any Person or contractual arrangement, (1) induce or attempt to induce any Transferring Employee to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any such Transferring Employee, (2) solicit, recruit or hire any employees of the Business, or (3) induce or attempt to induce any customer, supplier, vendor, service provider, licensee, licensor, lessor, franchisee or other business relation of the Business to cease doing business with the Business, or in any way interfere in material respect with the relationship between any such customer, supplier, vendor, service provider, licensee, licensor, lessor, franchisee or other business relation and the Business (including making any defamatory statements or communications about Buyer or the Business); provided, however, that general solicitations, including solicitations by search firms, recruiters or other placement specialists, and the hiring of any employee who responds to such solicitation, shall not constitute a violation of this Section 10.6(b); provided, further, that the restrictions in this Section 10.6(b) shall not apply with respect to any such employee whose employment relationship with Buyer is terminated by either (x) such employee, as long as, in the case of employees who are employed at the Memphis, Tennessee facility of Seller 1 and have an annual base salary of more than $100,000, Sellers or their Affiliates do not hire such employee during the period from the date of such termination to the date that is 90 days after the date of such termination, or (y) Buyer or any of its Affiliates.
(c) From the Closing Date until the second anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, (1) induce or attempt to induce any employee of Sellers (“Seller Employee”) to leave the employ of Sellers or their Affiliates, or in any way interfere with the relationship between Sellers and any such Seller Employee, or (2) solicit, recruit or hire any Seller Employee; provided, however, that general solicitations, including solicitations by search firms, recruiters or other placement specialists, and the hiring of any employee who responds to such solicitation, shall not constitute a violation of this Section 10.6(c); provided, further, that the restrictions in this Section 10.6(c) shall not apply with respect to any such employee whose employment relationship with Sellers is terminated by either (x) such employee, as long as, in the case of employees who are employed at the Memphis, Tennessee facility of Seller 1 and have an annual base salary of more than $100,000, Buyer and its Affiliates do not hire such employee during the period from the date of such termination to the date that is 90 days after the date of such termination, or (y) any Seller or any of its Affiliates.
(d) Each Seller acknowledges that the covenants of Seller set forth in this Section 10.6 are an essential element of this Agreement and that any breach by a Seller of any provision of this Section 10.6 will result in irreparable injury to Buyer. Each Seller acknowledges that in the event of such a breach, in addition to all other remedies available at Law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other Damages as may be appropriate. Each Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 10.6 are reasonable and proper to protect the legitimate interest of Buyer.
(e) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 10.6 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 10.6 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(f) This Section 10.6 shall bind only ABB Ltd and its direct and indirect Subsidiaries and controlled Affiliates, and not any other Affiliate of ABB Ltd that is not controlled by ABB Ltd.
10.7 Confidentiality.
(a) For a period of five years following the Closing Date, Sellers shall not, and shall cause each of their Affiliates and their respective representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that a Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller or Affiliate reasonably determines it is legally obligated to disclose if: (1) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Entity; (2) to the extent not inconsistent with such request, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (3) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (4) disclosure of such Confidential Information is required to prevent such Seller or Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law.
For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Designated Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Acquired Assets or the transactions contemplated by this Agreement, except for data or information that is or becomes available to the public other than as a result of a breach of this Section 10.7.
(b) Effective as of the Closing, each Seller hereby assigns to Buyer all of such
Seller’s right, title and interest in and to any confidentiality agreements entered into by such
Seller (or its Affiliates or representatives) and each Person (other than Buyer and its Affiliates and representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any portion of the Business or the Acquired Assets. From and after the Closing, each Seller, at the expense of Buyer, will take actions reasonably requested by Buyer in order to assist Buyer in enforcing the rights so assigned, to the extent such actions do not unreasonably interfere with the day-to-day administration or business operations of such Seller.
ARTICLE XI
DEFINITIONS
11.1 Certain Definitions. For purposes of this Agreement, each of the following terms has the meaning set forth below.
“2012 Audited Financial Statements” means the audited statements of financial position, operations, comprehensive income, cash flows and changes in parent company equity of the Business as of and for the fiscal year ended December 31, 2012.

“2013 Audited Financial Statements” means the audited statements of financial position, operations, comprehensive income, cash flows and changes in parent company equity of the Business as of and for the fiscal year ended December 31, 2013.
“2013 Baseline Financial Statements” means the internal unaudited combined balance sheet and income statement for the Business as of and for the fiscal year ended December 31, 2013.
“Acquired Assets” means, other than the Excluded Assets, all of Seller 1’s and Seller 2’s right, title and interest in, to and under all of the assets, properties and rights of every kind, nature, character and description, whether tangible or intangible (including goodwill), real, personal or mixed, accrued or contingent, (1) located at the Transferred Real Properties and the Transferred Leased Properties, whether now existing or hereafter acquired prior to the Closing, whether carried or reflected on or specifically referred to in Sellers’ books or financial statements or in the Disclosure Schedule, which relate to, or are used or held for use in the Business, (2) located at Sellers’ facility in Memphis, Tennessee, whether now existing or hereafter acquired prior to the Closing, whether carried or reflected on or specifically referred to in Sellers’ books or financial statements or in the Disclosure Schedule, which are primarily used or held for use in the Business, and (3) wherever located, whether now existing or hereafter acquired prior to the
Closing, whether carried or reflected on or specifically referred to in Sellers’ books or financial statements or in the Disclosure Schedule, which are exclusively used or held for use in the Business; including the following:
(a) all accounts receivable and other receivables of Seller 1, whether or not billed, arising from or related to the Business, and any security, claim, remedy or other right related thereto;
(b) all inventory, raw materials, work-in-progress, supplies, spare parts, finished goods and other inventories, together with office supplies, maintenance supplies, manufacturing supplies, packaging materials and promotional materials, in each case, that is related to, used or held for use in connection with the Business;
(c) all actions, claims, causes of action, rights of recovery, choses in action, and rights of setoff of any kind arising before, on or after the Closing Date relating to the Business or to any other Acquired Asset or any Assumed Liability;
(d) the Personal Property;
(e) the Designated Contracts, the Collective Bargaining Agreement, the Retention Agreements, the Employment Proprietary Information and Invention Agreements, and the Transferred Leases;
(f) all Contracts that relate solely to the Business that are entered into on or after the date of this Agreement and before (and in effect as of) the Closing Date in the ordinary course of business or not in contravention of this Agreement;

(g) the Contracts set forth or described in Schedule 11.1 under the heading
“Acquired Assets – Certain Contracts” and (unless otherwise consented to by Buyer) no other
Contracts, except for the Contracts described in clauses (e) and (f) of this definition;
(h) all unfulfilled purchase orders and all responses to requests for proposals or quotations that are capable of being accepted, in each case for the purchase or proposed purchase of any products or services that are offered by the Business;
(i) the Transferred Real Property; (j) the Designated Intellectual Property; (k) the Transferred Permits;
(l) all goods and services to be received subsequent to the Closing arising out of prepayments and payments by Seller 1 prior to the Closing that are reflected in the calculation of Actual Net Working Capital;
(m) a copy of all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other electronically recorded, printed or written materials kept, used or prepared by Seller 1 primarily in connection with the Business, (1) excluding any materials containing any Privileged Communications and (2) subject to any restrictions imposed by applicable Law on the transfer of employee files; and
(n) the Information Systems set forth or described in Schedule 11.1 under the heading “Acquired Assets – Information Systems” and the Information Systems that are exclusively used in the Business.
“Acquisition Proposal” means any proposal or offers from any Person relating to any acquisition or purchase of a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, the Business, but excluding proposals or offers relating to any acquisition or purchase of any equity interest in, or any merger, consolidation or business combination with, Seller 1 or any Affiliate controlling Seller 1 and which do not adversely affect the transactions contemplated by this Agreement or the rights of Buyer hereunder.
“Actual Net Working Capital” means the Net Working Capital as of immediately before the Closing, as determined in the Final Closing Statement.
“Actual Working Capital Adjustment” means the amount equal to the Actual Net
Working Capital minus the Target Working Capital Amount.
“Adjusted Purchase Price” means (a) the Purchase Price minus (b) the absolute value of the Actual Working Capital Adjustment, if the Actual Working Capital Adjustment is negative, plus (c) the Actual Working Capital Adjustment, if the Actual Working Capital Adjustment is positive, minus (d) fifty percent (50%) of the cost of the owner policies of title insurance described in Section 5.1(j), minus (e) the lesser of (1) $350,000 and (2) the amount of the premium for the Environmental Insurance Policy that is attached as Exhibit G (and not the Superseding Environmental Insurance Policy).
“Affiliate” has the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.
“Ancillary Agreements” means the agreements and instruments referred to in clauses (1), (2), (3), (5) and (7) of Section 1.4(b).
“Antitrust Laws” means the Hart-Scott-Rodino Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Applicable Remediation Standards” means the least restrictive standards allowed consistent with the most cost-effective, technically feasible remedy with respect to any Environmental Condition (including any applicable cleanup standards for industrial areas promulgated by the Governmental Entities having jurisdiction over such matter and/or site-specific risk-based cleanup standards, based upon future use of the affected property for industrial use and the use of institutional and engineering controls as provided under Section (g) of Schedule 6.1B) which satisfy the requirements of Environmental Law and applicable Governmental Entities with respect to the required completion of Remedial Action with respect to such Environmental Condition.
“Assumed Liabilities” means solely the following liabilities and obligations, other than the Excluded Liabilities:
(a) all liabilities and obligations of Seller 1 (1) reflected as liabilities in the Balance Sheet (other than deferred Taxes, liabilities and obligations to Affiliates of either Seller and liabilities under Seller 1’s Supplemental Executive Investment Plan), to the extent not discharged as of the Closing and limited to the amounts thereof as of the Closing, or (2) reflected in the calculation of Actual Net Working Capital;
(b) all liabilities and obligations arising before, on or after the Closing Date from or in connection with all Contracts included in the Acquired Assets (but not arising from a breach occurring before the Closing Date or from a Claim for liquidated damages arising from any event occurring before the Closing Date);
(c) all liabilities, obligations, easements and rights of way arising before, on or after the Closing Date from or in connection with the ownership of the Transferred Real Property, except for such liabilities, obligations, easements and rights of way that are not Permitted Liens;
(d) all liabilities and obligations arising before, on or after the Closing Date from or in connection with the Permits that are included in the Acquired Assets;

(e) all liabilities and obligations arising on account of the manufacture or sale of any products or goods manufactured and sold on or after the Closing Date by or in connection with the Business;
(f) all liabilities and obligations arising on or after the Closing Date out of or in connection with any deferred items under Section 1.7, except as otherwise provided therein;
(g) all liabilities and obligations with respect to all actions, charges, grievances, arbitrations, suits, proceedings, disputes, claims or investigations arising on or after the Closing Date that arise from or are in connection with the operation of the Business on or after the Closing Date;
(h) all liabilities and obligations arising before, on or after the Closing Date for any claim for breach of an express product warranty made in respect of any product or good manufactured or sold by Seller 1 before the Closing Date, but excluding, for the avoidance of doubt, all liabilities and obligations arising out of or relating to Excluded Liability A (which are Excluded Liabilities);
(i) all liabilities and obligations arising under or relating to the Multiemployer Plan, except for the obligation to make contributions to the Multiemployer Plan before the Closing;
(j) all liabilities and obligations arising from any Buyer New Environmental Condition;
(k) all liabilities and obligations arising from the storage, transportation, treatment, disposal, discharge, recycling or Release at any Off-Site Location of Materials of Environmental Concern generated or used in connection with the Business or the Acquired Assets after the Closing, or the arrangement for such activities, by Buyer or any Person acting as agent for Buyer on or after the Closing Date;
(l) all liabilities and obligations arising from any violation of any Environmental Law occurring on or after the Closing;
(m) all Environmental Liabilities arising from any Preexisting Environmental Condition;
(n) any fines or penalties arising from violation of Environmental Laws before the Closing Date in connection with the Seller’s operation of the Business, the Transferred Real Property or the Transferred Leased Property;
(o) all Environmental Liabilities of Sellers arising before, on or after the Closing Date from the storage, transportation, treatment, disposal, discharge, recycling or Release at any Off-Site Location of Materials of Environmental Concern generated by Sellers in relation to Sellers’ operation of the Business at the Transferred Real Property or the Transferred
Leased Property;

(p) all liabilities and obligations assumed by Buyer pursuant to Article IX; and
(q) all liabilities arising from the conduct of the business conducted by Buyer or its Affiliates with the Acquired Assets or the ownership, use or operation of the Acquired Assets by Buyer or its Affiliates on or after the Closing Date;
provided, however, that, (1) with respect to the foregoing clauses (m), (n), and (o), (A) the term
“Assumed Liabilities” does not include, and Buyer does not assume, any Environmental
Liabilities or other liabilities or obligations of any Person other than Sellers, including any prior owner or operator of the Business; (B) Buyer shall not be deemed a successor to any other prior owner or operator of the Business or any other person with respect to any Environmental Liabilities; and (C) Buyer is only assuming those specific Environmental Liabilities of Sellers as stated in the foregoing clauses (m), (n) and (o), and (2) with respect to the foregoing clauses (h), (m), (n),and (o), this definition shall not limit or otherwise affect Buyer’s rights under Article VI.
“Balance Sheet” means the unaudited balance sheet of the Business as of the Balance
Sheet Date included in the Interim Financials.
“Balance Sheet Date” means March 31, 2014.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.
“Business Employees” means the employees of Seller 1 who are employed by Seller 1 exclusively or primarily in relation to the Business, who as of the date hereof are the individuals set forth in Schedule 11.1 under the heading “Business Employees.”
“Business Material Adverse Effect” means any change, effect, event, occurrence, condition or circumstance that together with other changes, effects, events, occurrences, conditions or circumstances has or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Business as a whole, or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, except that a
“Business Material Adverse Effect” shall not include any adverse change, effect, event, occurrence, condition or circumstance arising out of, resulting from or attributable to (1) actions contemplated by the Parties in connection with this Agreement; (2) the announcement or performance of this Agreement or the transactions contemplated by this Agreement; (3) any change in GAAP or any change in applicable Laws or the interpretation thereof occurring after the date of this Agreement; (4) national or international political or social conditions, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, or any escalation or worsening of any such acts; (5) the financial, securities or capital markets or the economy; (6) changes in the industries in which the Business operates in general; (7) the currency markets or currency fluctuations generally; (8) Buyer’s unreasonable refusal or unreasonable delay in granting a request to take or omit to take any action that a Seller is not permitted to take (or is required to omit from taking) under this Agreement without having obtained the prior consent of Buyer; (9) any action taken at the written request of, or with the consent of, Buyer; or (10) earthquakes, hurricanes, tornadoes or other natural disasters; except that, in the cases of clauses (4), (5), (6), (7) and (10), any such change, effect, event, condition or circumstance shall be taken into account in determining a Business Material Adverse Effect to the extent that the Business is disproportionately affected thereby as compared to other companies or businesses operating in the principal industries in which the Business operates.
“Buyer’s Certificate” means a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to a judgment, order, decree, stipulation or injunction against Buyer) of Section 5.2 is satisfied.
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
“Buyer New Environmental Condition” means, with respect to the Transferred Real Property or the Transferred Leased Property (a) an Environmental Condition resulting from a Release of Materials of Environmental Concern that first occurs on or after the Closing Date, (b) the quantity of Materials of Environmental Concern contributed to a Preexisting Environmental Condition from a continuing Release from any tank, equipment, pipe, structure or other unit being operated or used by the Business after the 45th day following the Closing Date, and (c) any increase in the horizontal or vertical extent, concentration or rate of migration of any Preexisting Environmental Condition caused by the negligent or intentional actions of Buyer after the Closing Date.
“Buyer Plans” means the employee benefit plans, agreements, programs, policies and arrangements maintained by Buyer (or its Affiliates) for the benefit of Buyer’s employees.
“Claims” means any demand, claim, allegation, assertion, action or cause of action.
“Claim Notice” means a written notice signed by an officer of the Indemnified Party which contains (a) a statement that the Indemnified Party has sustained or is reasonably likely, as determined by the Indemnified Party in good faith, to sustain (including as a result of a third party Claim) Damages that are indemnifiable under Article VI and a reasonable explanation of the basis therefor, including the Section whose breach or purported breach gives rise to such claim for Damages, (b) a reasonably specific description of and the amount of Damages that have been sustained by the Indemnified Party, if quantifiable at the time of delivery of the Claim Notice, and if not so quantified, a reasonable estimate thereof to the extent possible, (c) a demand for payment in the amount of the Damages and (d) if applicable, copies of all relevant documentation (including any summons, complaint, pleading, written demand or other available document or instrument).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means the earlier of (a) the first Monday or (b) the first Business Day of a calendar month to occur on or after the third Business Day after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (excluding the delivery of any documents to be delivered at the Closing by any of the

Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.
“Closing Statement” means a statement calculating the Actual Net Working Capital.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any agreement set forth in Section 2.15(b) of the Disclosure Schedule.
“Confidentiality Agreement” means the confidentiality agreement dated January 16, 2014 between an Affiliate of Buyer and Seller 1.
“Conflict Minerals” means (a) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten, and (b) any other minerals or derivatives designated as “Conflict Minerals” by the U.S. Secretary of State.
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.
“COTS Software” means generally available, commercial, off-the-shelf software available on standard terms, the source code of which has not been modified or customized by or for Sellers and is licensed to Sellers pursuant to a Contract that does not require any future payment, including any applicable maintenance and support fees, of more than $5,000 per year.
“Craneway Lease” means that certain Indefinite Term Lease, dated October 17, 1983, for real property in Hager City, Wisconsin between Burlington Northern Railroad Company and ITT Meyer Industries, a Division of ITT Grinnell Corp.
“Damages” means any and all claims, costs, losses, obligations, debts, interest, damages, fines, fees, penalties and expenses (including reasonable attorneys’ and other professionals’ fees, costs of investigation and amounts paid in defense or settlement), whether arising in contract, tort, strict liability or otherwise, but excluding (a) punitive damages and (b) any amount determined by applying a multiple of earnings, book value or cash flow, in each case, except to the extent arising in connection with a third-party claim.
“De Minimis Condition” means an Environmental Condition which does not present a threat to human health or the Environment and generally would not be the subject of an enforcement action if brought to the attention of the Governmental Entities having jurisdiction over such Environmental Condition.
“Designated Intellectual Property” means (1) all Intellectual Property described in clauses
(a), (b) and (c) of the definition of Intellectual Property that is registered or subject to a pending application for registration and owned (or purported to be owned) by Sellers and that is primarily used or primarily held for use in connection with the Business, (2) all Intellectual Property described in clauses (b), (c), (d) (to the extent applicable to the Intellectual Property described in clause (c)), (e) and (f) of the definition of Intellectual Property that is owned (or purported to be owned) by Sellers and that is primarily used or primarily held for use in connection with the Business, and (3) all Intellectual Property licensed to a Seller under Contracts included in the Designated Contracts, including, in each case, all rights to (x) the underlying inventions and intellectual property relating thereto, and (y) damages for infringement, misappropriation and other violation thereof by third parties.
“Disclosure Schedule” means the disclosure schedule provided by Sellers to Buyer on the date of this Agreement.
“Employee Benefit Plans” means (a) all “employee benefit plans,” as defined in
Section 3(3) of ERISA, (b) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements of any kind, and (c) all other employee benefit plans, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any Business Employees that are sponsored or maintained by Sellers or any ERISA Affiliate or with respect to which Seller 1 or any ERISA Affiliate have made or are required to make payments, transfers or contributions.
“Employment Proprietary Information and Invention Agreements” means each and every
“Employment Proprietary Information and Invention Agreement for Non-Exempt, Hourly and Other Employees” and “Employment Proprietary Information and Invention Agreement for Management, Salaried and Other Employees” between a Seller and any Business Employee.
“Environment” means any surface water, ground water, soil or subsurface strata, sediments or ambient air, including indoor air.
“Environmental Condition” means the Release of Materials of Environmental Concern on, in, under or within any property (including the presence in the Environment), other than the presence of Material of Environmental Concern in locations and at concentrations that are naturally occurring.
“Environmental Insurance Covered Claim” means any Environmental Liabilities to the extent covered by, not excluded from, and within the applicable coverage limits of the Environmental Insurance Policy. It is understood by the Parties that the Environmental Insurance Policy only provides insurance coverage for certain Environmental Liabilities arising from (i) a Preexisting Environmental Condition (referred to as a “Pollution Event” in the Environmental Insurance Policy) on, at or migrating from Sellers’ existing Hager City,
Wisconsin, Houston, Texas, and Steele, Alabama facilities, and (ii) certain “Non-Owned
Disposal Sites” (as defined in the Environmental Insurance Policy) as described in the
Environmental Insurance Policy. Except as otherwise permitted under Section (a) of Schedule
6.1B, the term “Environmental Insurance Covered Claim” does not include (1) any
Environmental Liabilities arising from or related to Sellers’ Lancaster, South Carolina facility or any other property previously owned, leased or operated by the Business (unless such claims are covered by a Superseding Environmental Insurance Policy), (2) any Environmental Liabilities excluded from coverage under the Environmental Insurance Policy, and (3) any Environmental Liability to the extent that the amount of such Environmental Liability exceeds the applicable Preexisting Environmental Condition (referred to as a “Pollution Event” in the Environmental Insurance Policy) or aggregate coverage limits or sub-limits set forth in the Environmental Insurance Policy.
“Environmental Law” means any Law in effect on the Closing Date relating to the protection of the Environment, public or occupational health and safety (with respect to Materials of Environmental Concern), or Releases of Materials of Environmental Concern.
“Environmental Liabilities” means any Damages, legal obligation or liability arising under Environmental Law or related to or arising out of any Environmental Condition, including those consisting of or relating to any (a) duty imposed by, breach of or noncompliance with any Environmental Law; (b) environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of Materials of Environmental Concern); (c) Remedial Action undertaken by any person; (d) bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real or personal property), or other losses or damages incurred by any other Person (including any employee or former employee of such person) incurred with respect to Materials of Environmental Concern; (e) any injury to, destruction of, or loss of natural resources, or costs of any natural resource damage assessments; (f) exposure of any Person to any Materials of Environmental Concern; and (g) the Release of any Materials of Environmental Concern.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Seller 1.
“Estimated Net Working Capital” means Seller 1’s good faith estimate of Net Working Capital as of immediately before the Closing.
“Estimated Purchase Price” means (a) the Purchase Price minus (b) the absolute value of the Estimated Working Capital Adjustment, if the Estimated Working Capital Adjustment is negative, plus (c) the Estimated Working Capital Adjustment, if the Estimated Working Capital Adjustment is positive, minus (d) fifty percent (50%) of the cost of owner policies of title insurance referenced in Section 5.1(j), minus (e) the lesser of (1) $350,000 and (2) the amount of the premium for the Environmental Insurance Policy that is attached as Exhibit G (and not the Superseding Environmental Insurance Policy).
“Estimated Working Capital Adjustment” means the difference of the Estimated Net Working Capital minus the Target Working Capital Amount.

“Excluded Assets” means the following assets, properties and rights of Sellers, wherever located:
(a) all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;
(b) all receivables not arising from the sale of goods, spare parts or services of the Business and the trade accounts receivables arising from sales in Canada by Thomas & Betts Limited of products manufactured or supplied by Seller 1 exclusively in connection with the Business;
(c) all rights in any real property owned or leased by the Sellers or their Affiliates, other than the Transferred Real Property and the Transferred Leases;
(d) all insurance policies and binders and related claims, rights, refunds and proceeds;
(e) all rights relating to Tax refunds of Seller;
(f) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to any other Excluded Asset or any Excluded Liability;
(g) all assets, Contracts, rights, services and other resources generally made available by a Seller to its Affiliates, including procurement assistance, human resources management, tax, legal and accounting assistance and other corporate services;
(h) all enterprise resource planning systems, information technology systems, database management systems and databases that are not used exclusively in connection with the Business, including instances, client applications or components thereof that remain on computer equipment that is an Acquired Asset;
(i) all software or software systems licensed by a Seller under a site license, including instances, client applications or components thereof that remain on computer equipment that is an Acquired Asset;
(j) all assets held with respect to Employee Benefit Plans;
(k) all Intellectual Property that is not Designated Intellectual Property;
(l) all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other electronically recorded, printed or written materials that are not kept, used or prepared primarily in connection with the Business, including any materials primarily related to any Excluded Assets or Excluded Liabilities;
(m) all books, records, files, documents, correspondence, studies, reports and other electronically recorded, printed or written materials containing any Privileged

Communications and the right to assert or waive any attorney-client privilege as to any Privileged Communications;
(n) all servers and related Software, routers and related Software, switches and related Software and other network infrastructure used in connection with the Business and not located at the Transferred Real Property;
(o) all furniture and fixtures used in connection with the Business and located at Sellers’ facility in Memphis, Tennessee;
(p) all goodwill associated with all Seller Marks and Sellers’ businesses other than the Business; and
(q) all rights which accrue or will accrue to the benefit of Sellers under this Agreement and the Ancillary Agreements.
“Excluded Liability A” has the meaning set forth in Schedule 11.1.
“Excluded Liability B” has the meaning set forth in Schedule 11.1.
“Excluded Liability C” has the meaning set forth in Schedule 11.1.
“Excluded Liability D” has the meaning set forth in Schedule 11.1.
“Excluded Liability E” has the meaning set forth in Schedule 11.1.
“Final Closing Statement” means the Closing Statement as finally determined in accordance with Sections 1.5(c) and 1.5(d).
“Financial Statements” means the (a) 2012 Audited Financial Statements, (b) the 2013 Audited Financial Statements, and (c) the Interim Financials.
“FIRPTA Certification” means a certification of Seller 1’s non-foreign status, dated as of the Closing Date and in form and substance as provided in Treasury Regulations section 1.1445-2(b)(2), that Buyer is exempt from withholding any portion of the Estimated Purchase Price or Adjusted Purchase Price allocated to Seller 1.
“Fundamental Representations” means those representation set forth in Sections 2.1 (Sellers’ Organization, Qualification, Power), 2.2 (Sellers’ Authority), 2.6 (Title to and Sufficiency of Assets), 2.22 (Brokers’ Fees), 3.1 (Buyer’s Organization), 3.2 (Buyer’s Authority), and 3.7 (Buyer’s Due Diligence).
“GAAP” means United States generally accepted accounting principles, applied on a consistent basis throughout the period involved.
“Government Contract” means any Contract (including any prime contracts, grants, cooperative agreements, cooperative research and development agreements, “other transactions” authorized by 10 U.S.C. Section 2371, technology investment agreements, subcontracts at any tier under a Government Contract, any agreement that authorizes either Seller to serve as a distributor, reseller, or agent under a Government Contract held by a third party, or any basic ordering agreement, letter contract, purchase order, task order or delivery order of any kind with a Governmental Entity or any prime contractor or subcontractor of a Governmental Entity, including, as to all of the foregoing, all amendments, modifications and options thereunder or relating thereto) that is between Seller 1 and/or any Affiliate thereof creating rights and obligations with respect to the Business, on the one hand, and any Governmental Entity, on the other hand.
“Governmental Entity” means any United States, tribal or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental or self-regulatory authority of any nature (including any governmental department, division, agency, bureau, office or branch), or court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency.
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Immediate Family,” with respect to any specified natural person, means such natural person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such natural person that shares such natural person’s home.
“Indemnified Party” means the Person entitled to indemnification under Article VI.
“Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Party.
“Intellectual Property” means the rights associated with or arising out of all of the following (wherever recognized and located in any jurisdiction throughout the world) (a) domestic and foreign patents and patent applications together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and reexaminations thereof, and any identified invention disclosures (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, corporate names and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise) (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), and all registrations and applications to register the foregoing anywhere in the world and together with all of the goodwill associated therewith (“Trademarks”), (c) copyrights, copyrightable works, rights in databases, data collections, moral rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship
(“Copyrights”), (d) registrations, applications and renewals of or for any of the foregoing, (e) trade secret rights and corresponding rights in confidential and other non-public information, technology, know-how, inventions, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, specifications, machining, tooling, engineering and manufacturing methods and processes, designs, formulae, techniques, technical data and manuals, research and development information, customer lists and data, vendor lists, drawings, testing information, quality-control data, unpatented blueprints, drawings, specifications, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and other confidential business information (“Trade Secrets”), and (f) computer software (including Seller Source Code, object code, data, databases and documentation).
“Interim Financials” means the internal unaudited balance sheet and income statement for the Business as of and for the three-month period ended on the Balance Sheet Date.
“IRS” means the Internal Revenue Service.
“Knowledge” means the actual knowledge of the individuals named on Schedule 11.1 under the heading “Sellers’s Knowledge Persons” in the case of Sellers, and the individuals named on Schedule 11.1 under the heading “Buyer’s Knowledge Persons” in the case of Buyer, as the meaning of Knowledge of Buyer is further limited in Section 3.7 for the purpose stated therein.
“Lancaster Corrective Action Obligations” means corrective action obligations under
§§ 3008(a) and (h), 3013 and 7003 of the Resource Conservation and Recovery Act, 42 U.S.C.
§ 6901 et seq. and 40 C.F.R. Parts 22 and 24 and counterpart South Carolina Environmental Laws in connection with the pre-Closing Releases at the Transferred Real Property in Lancaster, South Carolina as set forth in the Lancaster RCRA Hazardous Waste Permit, including all obligations to provide financial assurance (including insurance) for post-closure care obligations under the Lancaster RCRA Hazardous Waste Permit and applicable regulations.
“Lancaster RCRA Hazardous Waste Permit” means the Hazardous Waste Permit Number
SCD 048 462 378 issued June 6, 2013 by South Carolina Department of Health and Environmental Control, as modified or amended.
“Law” means any domestic, tribal or foreign, international, federal, state or local law, statute, treaty, ordinance, rule, administrative ruling, common law, order, writ, award, judgment, injunction, directive, decree or any regulation, standard, code, requirement, ordinance, edict, directive, policy, license or permit or other requirement of any Governmental Entity.
“Licensed Seller Marks” means business names, trade names and trademarks consisting of, or that include, the names “Thomas & Betts,” “T&B” and “ABB.”
“Material Environmental Liability” means any Environmental Liability that could reasonably be expected to result in Damages in excess of $100,000.
“Materials of Environmental Concern” means (a) any hazardous substance, hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Law; (b) any petroleum or Petroleum Product, oil or waste oil; (c) any asbestos or polychlorinated byphenyls; and (d) any other chemical, material or substance (whether solid, liquid or gaseous) exposure to which or whose discharge, emission, disposal or Release is prohibited, limited or regulated under any applicable Environmental Law. “Materials of Environmental Concern” include any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing.
“Material Unreimbursed Implementation Cost” means any unreimbursed, out-of-pocket cost incurred by Buyer in connection with any institutional or engineering control (e.g., the cost of inspecting and maintaining a cap above contaminated soil or of maintaining a monitoring well system), in excess of the otherwise expected cost of operating and maintaining the involved properties and operating the Business, where such unreimbursed out-of-pocket cost exceeds $10,000 per year. Material Unreimbursed Implementation Cost does not include (1) any cost that would have been incurred by Buyer for normal operation and maintenance of the Business or the Acquired Assets, or (2) any cost that would have been incurred to satisfy Buyer’s other obligations under this Agreement.
“Multiemployer Plan” means the Boilermaker-Blacksmith National Pension Trust, as amended effective January 12, 1983.
“Net Working Capital” means current assets of the Business minus current liabilities of the Business, except that (a) Net Working Capital shall include only those line items and adjustments set forth on Schedule 1.5, (b) Net Working Capital (and Schedule 1.5) shall include only those current assets that are Acquired Assets and only those current liabilities that are Assumed Liabilities, and (c) each line item and adjustment included in Net Working Capital shall be calculated on a basis consistent with the accounting principles, practices, policies and methods expressly set forth on Schedule 1.5 and, to the extent not inconsistent therewith, the accounting principles, practices, policies and procedures required or permitted by GAAP and applied in preparing the 2013 Audited Financial Statements.
“Neutral Accountant” means PricewaterhouseCoopers or, in the event that circumstances create an actual conflict of interest that would impair such Person’s ability to impartially determine any issue presented to it pursuant to this Agreement, a nationally recognized certified public accounting firm mutually agreed upon by Seller 1 and Buyer.
“Off-Site Location” means a location used for treatment, storage or disposal of waste or for recycling of materials other than (i) the Transferred Real Property or Transferred Leased Property or (ii) any location to which a Release from the Transferred Real Property or Transferred Leased Property has migrated.
“Owned Intellectual Property” means Intellectual Property owned by Sellers, in whole or in part, that is related to the Business.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCB Equipment” means PCB equipment as defined in 40 C.F.R. Part 761.
“Permits” means all licenses, permits, franchises, registrations, authorizations, consents, certifications, certificates or approvals issued or granted by any Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, landlord’s and similar liens arising in the ordinary course of business for amounts that are not yet due and payable and that are not, individually or in the aggregate, material (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar employment legislation, which are not yet due and payable, or, if due and payable, are being contested in good faith by appropriate proceedings, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, which are not yet due and payable, or, if due and payable, are being contested in good faith by appropriate proceedings, (d) liens for Taxes not yet due and payable, (e) liens for Taxes which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and are not yet due and payable, or are being contested in good faith by appropriate proceedings, (g) recorded easements, encumbrances, covenants and zoning ordinances, (h) matters that would be disclosed by a complete and accurate survey of the Transferred Real Property and which do not materially impair, individually or in the aggregate, the use, occupation or enjoyment or marketability of the Transferred Real Property or the business conducted thereon, (i) restrictions imposed upon the Transferred Real Property by any Governmental Entity and which do not materially impair, individually or in the aggregate, the use, occupation or enjoyment or marketability of the Transferred Real Property or the business conducted thereon, (j) other restrictions which do not materially impair, individually or in the aggregate, the use, occupation or enjoyment or marketability of the Transferred Real Property or the business conducted thereon, (k) liens disclosed in Schedule 11.1 under the heading “Permitted Liens,” and (l) liens arising solely by actions of Buyer.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.
“Personal Property” means all computers, equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and tooling, and other tangible personal property that is used or held for use in connection with the Business.
“Purchase Price” means $600,000,000.
“Pre-Closing Environmental Liabilities” means
(a) all liabilities and obligations (including the Lancaster Corrective Action Obligations) arising out of or relating to (1) any Preexisting Environmental Condition, (2) any fines or penalties from violation of any Environmental Law that occurred before Closing at the Transferred Real Property or Transferred Leased Property or that occurred from the operation of the Business prior to the Closing Date, and (3) any storage, transportation, treatment, disposal, discharge, recycling or Release before the Closing Date at any Off-Site Location of Materials of Environmental Concern generated in connection with operation of the Business, or the arrangement for such activities occurring before the Closing Date; and
(b) all fines and penalties incurred as a result of, and costs to correct, any continuing violations of Environmental Law occurring on or after the Closing Date (other than new violations that first occur after the Closing) identified in environmental compliance audits conducted by Buyer, until and including the 45th day after the Closing Date; provided that this definition shall not include fines and penalties incurred as a result of, or costs to correct, any violations of Environmental Law that occur more than 45 days following the Closing Date.
“Preexisting Environmental Condition” means, with regard to the Transferred Real
Property or the Transferred Leased Property, any Environmental Condition that occurred on or at such properties prior to the Closing, including the subsequent migration of any Materials of Environmental Concern comprising such Preexisting Environmental Condition.
“Regulated Asbestos Containing Material” means regulated asbestos containing material as defined by 40 C.F.R. § 61.141.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, dumping, or disposing or migration of any Materials of Environmental Concern into the Environment, including the abandonment or discarding of barrels, containers and other receptacles containing any Materials of Environmental Concern.
“Remedial Action” means any and all actions to (a) investigate, clean up, remediate, remove, treat, contain or in any other way address any Materials of Environmental Concern in the Environment, (b) prevent the Release or threat of Release or minimize the further Release of any Material of Environmental Concern so it does not migrate or endanger public health or welfare or the indoor or outdoor Environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care. The term “Remedial Action” includes any action which constitutes a “removal”, “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. Section 9601(23), (24), and (25) and a
“corrective action” as defined in RCRA, 42 U.S.C. Section 6901 et seq.
“Remedial Action Required by Law” means any Remedial Action required by any injunction, order, consent order or Permit issued by a Governmental Entity having jurisdiction pursuant to applicable Environmental Law, or otherwise required to comply with any applicable Environmental Law, provided, that no Remedial Action shall be required to address any De Minimis Condition.
“Responsible Contracting Officer” has the meaning assigned to it in FAR Part 42.
“Retention Agreements” means the Employee Benefit Plans set forth in Schedule 11.1 under the heading “Retention Agreements.”
“Security Interest” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, right of first refusal, covenant, easement, right of way, title defect, charge, claim, restriction on transfer or use or other lien or encumbrance (whether arising by contract or by operation of Law).
“Sellers’ Certificate” means a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to a judgment, order, decree, stipulation or injunction against any Seller) and clause (f) of Section 5.1 is satisfied.

“Seller Marks” means (other than the trademarks, trade names, service marks and domain names included in the Designated Intellectual Property) all business names, trade names and trademarks of Sellers or any Affiliate of Sellers, any derivative thereof, or any word that is similar in sound or appearance to any of the foregoing and, for the avoidance of doubt, shall include all business names, trade names and trademarks consisting of, or that include, the names
“Thomas & Betts,” “T&B” and “ABB.”
“Seller Products” means all products and service offerings of Sellers relating to the
Business.
“Seller Source Code” means, collectively, any human readable software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in, embedded in or combined with, in any manner, any software source code, in each case, that is Designated Intellectual Property.
“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and all related data, in any form or format.
“Special Indemnification Matter” has the meaning set forth in Schedule 11.1.
“Special Indemnification Matter Notice” has the meaning set forth in Schedule 11.1.
“Subsidiary” means, with respect to any Person, any corporation or other legal entity of which at least a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.
“Target Working Capital Amount” means $42,500,000.
“Tax Audit” means any audit or examination of Taxes by any Taxing Authority.
“Tax Returns” means any and all reports, returns, declarations, statements, forms, claims for refund or other information required to be supplied to a Taxing Authority in connection with Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.
“Taxes” means any and all (a) taxes (including income, gross receipts, license, ad valorem, value-added, excise, payroll, real property, personal property, sales, use, transfer, withholding, employment, estimated social security charges and franchise taxes) imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, however computed, and including any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax, whether disputed or not, and (b) liability for the payment of any amounts of the type described in clause (a) above as a transferee or successor, by Contract, or from any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Taxing Authority” means any applicable Governmental Entity responsible for the imposition, collection or administration of Taxes.
“Transferred Leased Property” means the real property leased by Seller that are subject to the Transferred Leases.
“Transferred Leases” means leases, subleases, licenses and other Contracts pursuant to which a Seller holds a leasehold or subleasehold estate in, or is granted rights to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property that is primarily used in the Business.
“Transferred Permits” means all Permits set forth on Schedule 11.1 of the Disclosure Schedule.
“Transferred Real Property” means all real property owned by a Seller that is primarily used in the Business, together with all buildings, structures, improvements and fixtures located thereon and all easements, rights of way, licenses, privileges, air rights and other rights and interests appurtenant thereto.
“WARN” means the Worker Adjustment and Retraining Notification Act.
11.2 Certain Additional Definitions. As used in this Agreement, the following terms have the respective meanings ascribed thereto in the Section of this Agreement set forth opposite each such term below:
Term
Section
Agreement
Preamble
Basket
6.5(a)(1)
Benefits Transition Period
9.2
Business
Recitals
Buyer
Preamble
Buyer Party
6.1
Buyer’s Flexible Account Plan
9.6
Closing Date Tax Allocation Schedule
1.6
Confidential Information
10.7(a)
Counterparty
1.7
Credit Support Instruments
2.21
Designated Contracts
2.12(a)
DOJ
4.1(b)
Environmental Insurance Policy
Schedule 6.1B
Excluded Liabilities
1.2
FAR
4.6(a)
FTC
4.1(b)
Governmental Order
8.1(d)
HRA
9.4
Information Systems
2.11(q)
IP Dispute
2.11(f)

Material Customer
2.20(b)
Material Permits
2.19
Material Supplier
2.20(a)
Non-Assignable Assets
1.7
Novation Agreement
4.6(a)
Parties
Preamble
Party
Preamble
Privileged Communications
10.3
Qualified Benefit Plan
2.16(c)
Registered Intellectual Property
2.11(a)
Seller
Preamble
Seller 1
Preamble
Seller 1’s 401(k) Plan
9.7
Seller 2
Preamble
Seller Employees
10.6(c)
Seller Party
6.2
Seller’s Flexible Account Plan
9.6
Sellers
Preamble
Sellers’ Counsel
10.3
Sellers’ Counsel Work Product
10.3
Superseding Environmental Insurance Policy
Schedule 6.1B
Termination Date
8.1(f)
Transfer Taxes
7.1
Transferring Employees
9.1
Transition Services Agreement
1.4(b)(6)
Union
2.15(b)
Valuation Company
1.6
Waiving Party
5.3
ARTICLE XII
MISCELLANEOUS
12.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), except that any Party may make any public disclosure it believes in good faith is required by Law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, to the extent permitted by Law, have the right to review and comment on such press release or announcement, and the disclosing Party shall consider in good faith all reasonable comments of the other Party, prior to its publication).
12.2 No Third Party Beneficiaries. Except as set forth in Article VI with regard to the Buyer Parties and the Seller Parties, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

12.3 Entire Agreement. This Agreement (including the Ancillary Agreements and the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between Buyer and Sellers. This Agreement supersedes any prior agreements, letters of intent, term sheets or understandings among Buyer and Sellers, and any representations or statements made by or on behalf of any Party, whether written or oral, with respect to the subject matter of this Agreement, other than in the Confidentiality Agreement, the Ancillary Agreements and the Disclosure Schedule, and the Parties hereto specifically disclaim reliance on any such prior representations or statements to the extent not embodied in this Agreement, the Ancillary Agreements or the Disclosure Schedule.
12.4 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Seller 1 (in the case of an assignment by Buyer) or Buyer (in the case of an assignment by a Seller), which written approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) Buyer may assign this Agreement, and all rights, interests and obligations hereunder, without such consent, to any Affiliate of Buyer, but any such assignment shall not relieve Buyer of its obligations under this Agreement and (b) subject to Buyer’s delivery of written notice to Seller 1, Buyer may assign all of its rights and delegate all of its obligations then remaining under this Agreement, including Article VI, to any Person that (1) acquires all of the Transferred Real Property and (2) becomes an Additional Insured under the Environmental Insurance Policy during the policy period, whereupon Buyer shall have no further rights or obligations under Schedule 6.1B. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
12.5 Notices. Except as otherwise provided in Schedule 1.2 and Schedule 6.1A, all notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, emailed, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address, email or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy or email in Adobe Portable Document Format, on the day sent by telecopy or email if sent during normal business hours of the recipient (or if such day is not a Business Day, on the next Business Day), and on the next Business Day if sent after normal business hours of the recipient, and (c) in the case of a globally recognized express delivery service, on the day that receipt by the addressee is confirmed pursuant to the service’s systems (or if such day is not a Business Day, on the next Business Day):
If to Buyer:
Copies to:
2525 N. Stemmons Freeway
Trinity Industries, Inc.
Dallas, TX 75207
2525 N. Stemmons Freeway
Email: john.lee@trin.net
Dallas, TX 75207
Telecopy: 1-214-589-8824
Email: theis.rice@trin.net
Attention: John M. Lee
Telecopy: 1-214-589-8824
Attention: S. Theis Rice

and
K&L Gates LLP
1717 Main St., Suite 2800
Dallas, TX 75201
Email: mary.korby@klgates.com
greg.hidalgo@klgates.com
Telecopy: 1-214-939-5849
Attention: Mary R. Korby
P. Gregory Hidalgo
If to a Seller:
Copies to:
ABB Inc.
Thomas & Betts Corporation
187 Danbury Road
8155 T&B Blvd.
Wilton, CT 06897
Memphis, TN 31825
Email: david.keating@us.abb.com
Email: hal.fonville@tnb.com
Telecopy: 1-203-563-0403
Telecopy: 1-901-252-1374
Attention: David Keating, Vice President
Attention: Hal Fonville, Senior Counsel
and
Jones Day
1755 Embarcadero Rd.
Palo Alto, CA 94303
Email: drmitz@jonesday.com
dychen@jonesday.com
Telecopy: 1-650-739-3900
Attention: Daniel R. Mitz
David Y. Chen
12.6 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
12.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
12.8 Expenses. Except as otherwise specifically provided to the contrary in this
Agreement or any Ancillary Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that (a) the cost of the owner policies of title insurance referenced in Section 5.1(j) shall be shared by Buyer, on the one hand, and Sellers, on the other hand, on a 50:50 basis, (b) the fees for any filings made under the Hart-Scott-Rodino Act in connection with the transactions contemplated by this Agreement shall be shared by Buyer, on the one hand, and Sellers, on the other hand, on a 50:50 basis, and (c) the premium for the Environmental Insurance Policy shall be borne by Sellers, except (1) for any amount by which the premium exceeds $350,000 and (2) for the difference between the premium for the Superseding Environmental Insurance Policy and the Environmental Insurance Policy that is attached as Exhibit G.
12.9 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be irreparably harmed in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, in any action seeking specific performance of this Agreement or any provision thereof, each Party (a) stipulates that there is no adequate remedy at law for the harm or prospective harm arising from a breach of the Agreement or any provision thereof and (b) agrees that the other Party or Parties may enforce specifically the terms and provisions of this Agreement, and this right shall include the right of Sellers to cause Buyer to cause the purchase transaction provided for in Article I to be consummated in accordance with, and subject to the conditions set forth in, this Agreement. A Party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled.
12.10 Governing Law. This Agreement and any claims, disputes or controversies based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York other than sections 5-1401 and 5-1402 of the New York General Obligations Law.
12.11 Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of New York and of the U.S. federal courts, in each case that are located in the Borough of Manhattan, and courts having appellate jurisdiction thereover, (b) that, to the fullest extent permitted by applicable Law, service of process may also be made on the Party in the same manner as notices may be delivered under Section 12.5, (c) that service made pursuant to clause (b) shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon the Party personally within the State of New York and (d) to irrevocably waive any defenses it may have to service made pursuant to clause (b).

12.12 Bulk Transfer Laws. Buyer and Sellers hereby waive compliance by Buyer and Sellers with the bulk sales law, bulk transfer law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, it being understood that any liability arising out of or relating to such noncompliance shall constitute an Excluded Liability.
12.13 Construction.
(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules and regulations promulgated thereunder, unless the context requires otherwise.
(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(d) All references herein to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be deemed to be references to Articles and Sections of, and Exhibits and
Schedules to, this Agreement unless the context shall otherwise require.

(e)	All references to “$,” or “dollars” refer to currency of the United States of

America.
(f) The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(g) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(h) The words “include,” “includes,” “including” and similar terms shall be deemed to be followed by the words “without limitation.”
(i) The term “ordinary course of business” and similar terms shall be deemed followed by “consistent with past practice”;
(j) Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including by waiver or consent (in the case of agreements or instruments) and by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein (in the case of statutes).

(k) Unless otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.
12.14 No Solicitation; Acquisition Proposals. From the date of this Agreement until (and including) the Closing Date or until (and including) the date this Agreement is terminated as provided in Article VIII, Sellers shall not, directly or indirectly, through any officer, director, employee, stockholder, agent, representative or Affiliate or otherwise, except in furtherance of the transactions contemplated by this Agreement, (a) solicit, initiate, consider, accept or knowingly encourage submission of an Acquisition Proposal; (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person; (c) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal; or (d) except for the sale of inventory in the ordinary course of business, sell, transfer or otherwise dispose of any interest in the Business. Sellers shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations or other communications with any Persons conducted heretofore with respect to any Acquisition Proposal. Sellers shall notify Buyer promptly, but in any event within 24 hours, orally and in writing, if any such Acquisition Proposal is made. Subject to any obligation of Sellers or any Affiliate of Sellers under any Contract entered into prior to the date of this Agreement, any such notice to Buyer shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal and its terms and conditions.
12.15 Waiver of Jury Trial. To the extent permitted by applicable Law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.
12.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.
12.17 Further Representations. Each of Sellers and Buyer acknowledge and represent that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each of Sellers and Buyer further represent that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other as to such tax consequences.
12.18 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

The Parties hereby execute this Agreement as of the date first above written.
McKINLEY 2014 ACQUISITION LLC
By: /s/ John Lee
John Lee
Vice President
THOMAS & BETTS CORPORATION
By: /s/ Charles L. Treadway
Charles L. Treadway
President and CEO
THOMAS & BETTS INTERNATIONAL, LLC
By: /s/ Charles L. Treadway
Charles L. Treadway
President
Signature Page to Asset Purchase Agreement